Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Tempus AI, Inc.,

as Parent,

Aviary Development, Inc.,

as Merger Sub I,

Toucan Development, LLC,

as Merger Sub II,

and

Personalis, Inc.,

as the Company

Dated as of July 20, 2026

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibit	Description

Exhibit A	Form of Company Tax Representation Letter

Exhibit B	Form of Parent Tax Representation Letter

Annex	Description

Annex I	Definitions

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 20, 2026, is by and among Tempus AI, Inc., a Nevada corporation (“Parent”), Aviary Development, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub I”), Toucan Development, LLC, a Nevada limited liability company and a direct, wholly-owned Subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”) and Personalis, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex I or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise. Parent, the Merger Subs and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, it is proposed that Merger Sub I shall merge with and into the Company (the “First Merger”), with the Company surviving as a direct, wholly owned Subsidiary of Parent, pursuant to which each share of common stock, $0.0001 par value per share, of the Company (the “Company Common Stock”), in each case, issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares and Dissenting Shares pursuant to Section 2.8, will be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL (as defined below), and as part of the same overall transaction, immediately after the First Merger, the Company shall merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving as a direct, wholly owned Subsidiary of Parent, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and Chapter 92A of the Nevada Revised Statutes (“NRS”);

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, the Mergers, taken together, constitute a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and for purposes of Sections 354, 361 and 368 of the Code (the “Intended Tax Treatment”);

WHEREAS, the board of directors of the Company (the “Company Board”) unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Mergers, are fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (ii) determined that it is in the best interests of the Company and the Company Stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Mergers and the other Transactions upon the terms and subject to the conditions contained herein and (iv) subject to the terms and conditions set forth in this Agreement, resolved to recommend that the Company Stockholders adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of each of Parent and Merger Sub I, and the member of Merger Sub II, have adopted and approved this Agreement and determined that this Agreement and the Transactions, including the Mergers and the issuance of Parent Class A Common Stock (as defined herein) in connection therewith, are advisable and fair to, and in the best interests of, Parent and the Merger Subs and their respective stockholder(s) or member, as applicable; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also prescribe various terms of and conditions to the Transactions, including the Mergers.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and the Merger Subs’ willingness to enter into this Agreement, a certain Company Stockholder has entered into a voting agreement with the Company (the “Voting Agreement”), pursuant to which, among other things, such Person has agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to vote all of such Person’s shares of Company Common Stock in favor of the adoption of this Agreement and the approval of the Mergers and the other Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I. THE MERGERS

Section 1.1 The Mergers.

(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub I shall be merged with and into the Company, whereupon the separate existence of Merger Sub I will cease, with the Company surviving the First Merger (the surviving entity in the First Merger sometimes being referred to herein as the “First Surviving Corporation”), such that immediately following the First Merger, the First Surviving Corporation will be a direct, wholly owned Subsidiary of Parent.

(b) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and NRS, immediately after the Effective Time, the First Surviving Corporation shall be merged with and into Merger Sub II, whereupon the separate existence of the First Surviving Corporation will cease, with Merger Sub II surviving the Second Merger as a direct, wholly owned Subsidiary of Parent (the surviving entity in the Second Merger sometimes being referred to herein as the “Surviving Company”).

Section 1.2 Effect of the Mergers.

(a) At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Certificates of Second Merger and the applicable provisions of the DGCL and NRS.

Section 1.3 The Closing. The closing of the First Merger (the “Closing”) shall take place by electronic exchange of deliverables, as promptly as practicable following, and in any case no later than 8:00 a.m. (New York City Time) on the third (3rd) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver, of the conditions set forth in Article VII (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver, of such conditions), unless another date, time or place is agreed to in writing by the Company and Parent (the date on which the Closing actually occurs, the “Closing Date”).

Section 1.4 Effective Time.

(a) At the Closing, the Parties shall cause a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub I under the DGCL in connection with the First Merger. The First Merger shall become effective on such date and at such time as the First Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Company and Parent in writing and specified in the First Certificate of Merger (such date and time the First Merger becomes effective being the “Effective Time”).

(b) Immediately after the First Merger, but in any event on the same day as the Effective Time, the Parties shall (i) cause a certificate of merger with respect to the Second Merger (the “Delaware Certificate of Second Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL, (ii) cause articles of merger to be duly executed and filed with the Nevada Secretary of State in accordance with the NRS (the “Nevada Articles of Second Merger” and, together with the Delaware Certificate of Second Merger, the “Certificates of Second Merger”) and (iii) make any other filings, recordings or publications required to be made by the Company or Merger Sub II under the DGCL or NRS in connection with the Second Merger. The Second Merger shall become effective on such date and at such time as each of the Certificates of Second Merger is duly filed with the Secretary of State of the State of Delaware and the Nevada Secretary of State, as applicable, or at such later date and time as may be agreed by the Company and Parent in writing and specified in the Certificates of Second Merger (such date and time the Second Merger becomes effective being the “Second Effective Time”).

Section 1.5 Governing Documents of the Surviving Company.

(a) Without limiting Section 6.4, at the Effective Time, the certificate of incorporation and the bylaws of Merger Sub I as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws, respectively, of the First Surviving Corporation until thereafter amended in accordance with applicable Law.

(b) Without limiting Section 6.4, at the Second Effective Time, the articles of organization and the operating agreement of Merger Sub II as in effect immediately prior to the Second Effective Time shall be the articles of organization and operating agreement, respectively, of the Surviving Company until thereafter amended in accordance with applicable Law; provided that the Nevada Articles of Second Merger shall provide that the articles of organization of Merger Sub II shall be amended so that the name of the Surviving Company shall be “Personalis, LLC.”

Section 1.6 Officers, Managers and Directors of the Surviving Companies.

(a) Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub I immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the First Surviving Corporation. The directors of Merger Sub I immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the First Surviving Corporation.

(b) Unless otherwise determined by Parent prior to the Second Effective Time, the managers and officers, if any, of Merger Sub II immediately prior to the Second Effective Time, from and after the Second Effective Time, shall be the managers and officers, respectively, of the Surviving Company.

ARTICLE II. TREATMENT OF SECURITIES

Section 2.1 Treatment of Capital Stock.

(a) Treatment of Company Capital Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of the Parties or holders of any securities of the Company or the Merger Subs, but subject to the other express terms of this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares) (such shares other than the Cancelled Shares and the Dissenting Shares, the “Eligible Shares”) shall be automatically converted into the right to receive in accordance with, and subject to the terms, conditions and procedures set forth in this Article II, the following consideration (collectively, the “Merger Consideration”):

(i) a number of validly issued, fully paid and nonassessable shares of Parent Class A Common Stock equal to the Exchange Ratio (the “Stock Consideration”); provided, however, that if a Parent Cash Election has been validly made in accordance with Section 2.9, then the Eligible Shares of each holder shall be converted into the right to receive (1) an amount in cash equal to the Per Share Cash Consideration, without interest (the “Cash Consideration”), in respect of that number of Eligible Shares of such holder (which, for the avoidance of doubt, may include a fraction of an Eligible Share and, in that context, shall be rounded to the nearest four decimal places) equal to the product obtained by multiplying (x) the number of Eligible Shares held by such holder by (y) a fraction, the numerator of which is the Cash Share Number and the denominator of which is the total number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than Cancelled Shares) and (2) the Stock Consideration with respect to all of such holder’s remaining Eligible Shares (including any fraction of an Eligible Share) not covered by the foregoing clause (1);

(ii) cash in lieu of fractional shares of Parent Class A Common Stock in accordance with Section 2.6 (the “Fractional Share Consideration”); and

(iii) amounts, if any, payable pursuant to Section 2.3(f).

Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall no longer be issued or outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.1(a), the applicable Merger Consideration, without interest thereon.

(b) Certain Company Common Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of the Parties or holders of any securities of the Company or the Merger Subs, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company or is owned by Parent, the Merger Subs or their other controlled affiliates shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”).

(c) Treatment of Shares of the Merger Subs.

(i) At the Effective Time, each issued and outstanding share of common stock, par value $0.0001 per share, of Merger Sub I issued and outstanding immediately prior to Effective Time shall be automatically canceled and converted into and become one (1) newly issued fully paid and nonassessable share of common stock, par value $0.0001 per share, of the First Surviving Corporation, which shall constitute the only outstanding shares of the First Surviving Corporation immediately following the Effective Time.

(ii) At the Second Effective Time, each issued and outstanding share of common stock, par value $0.0001 per share, of the Company issued and outstanding immediately prior to Second Effective Time shall be automatically canceled without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist, and each member’s interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a member’s interest of the Surviving Company.

(d) Adjustment to Prevent Dilution. The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Class A Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or shares of Parent Class A Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 2.1(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited or restricted by the terms of this Agreement.

Section 2.2 [Intentionally Omitted].

Section 2.3 Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Mergers (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) an aggregate number of shares of Parent Class A Common Stock to be issued in uncertificated or book-entry form as Stock Consideration, (ii) cash in immediately available funds in an amount sufficient to pay (x) the aggregate Cash Consideration pursuant to Section 2.1(a)(i), (y) the aggregate Fractional Share Consideration in accordance with Section 2.6 and (z) any Post-Closing Distributions, if any, to which the holders of record of Eligible Shares may be entitled pursuant to Section 2.3(f) with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares (such Parent Class A Common Stock and cash, the “Exchange Fund”); provided, however, that in the event the Exchange Fund shall be insufficient to make the payments or share issuances contemplated by Section 2.1(a), Parent shall promptly deposit, or cause to be deposited, additional consideration with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payments or issuances in full. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to Parent.

(b) Procedures for Surrender.

(i) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Eligible Shares, (A) appropriate transmittal materials in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) or transfer of the Book-Entry Shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) (such transmittal materials, collectively, the “Letter of Transmittal”), and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) or transferring the Book-Entry Shares to the Exchange Agent in exchange for the applicable Merger Consideration, including any Fractional Share Consideration, any Cash Consideration and any Post-Closing Distributions, if applicable. With respect to holders of record of Book-Entry Shares, the Parties shall cooperate to establish procedures with the Exchange Agent to allow the Exchange Agent to promptly transmit, following the Effective Time, to such holders or their nominees, upon surrender of Eligible Shares (if applicable under such procedures), the applicable Merger Consideration, including any Cash Consideration payable in accordance with Section 2.1(a)(i), Fractional Share Consideration payable in accordance with Section 2.6 and any Post-Closing Distributions.

(ii) Upon surrender to the Exchange Agent of Eligible Shares that are a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond), by physical surrender of such Certificate or that are Book-Entry Shares, by book-receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of Book-Entry Shares or as otherwise provided in the applicable procedures agreed pursuant to Section 2.3(b)(i), in accordance with the terms of the Letter of Transmittal and accompanying instructions or, with respect to Book-Entry Shares, in accordance with such procedures, the holder of record of such Eligible Share shall be entitled to receive in exchange therefor (A) the applicable Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a), and (B) an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check) of (1) Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.6, (2) Cash Consideration that such holder has the right to receive pursuant to the provisions of Section 2.1(a)(i) and (3) any Post-Closing Distributions that such holder has the right to receive in accordance with Section 2.3(f), and in each case, after giving effect to any required Tax withholdings as provided in Section 2.5. The Exchange Agent shall accept Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the applicable Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of such Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(iii) No interest shall be paid or accrued on any amount payable upon surrender of Eligible Shares, and any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.3(e)) or ledger entry relating to Book-Entry Shares formerly representing shares of Company Common Stock that have been so surrendered shall be cancelled by the Exchange Agent.

(iv) In the event of a transfer of ownership of Eligible Shares that is not registered in the transfer records of the Company, the proper applicable Merger Consideration for such Eligible Shares and the amount (if any) of cash for the aggregate Fractional Share Consideration payable pursuant to Section 2.6, any Cash Consideration payable pursuant to Section 2.1(a)(i) and any Post-Closing Distributions in respect of such Eligible Shares in accordance with Section 2.3(f), and in each case, after giving effect to any required Tax withholdings as provided in Section 2.5, may be issued or paid to such a transferee if (A) in the case of certificated shares, the Certificate formerly representing such Eligible Shares is presented to the Exchange Agent and (B) in the case of Book-Entry Shares, written instructions authorizing the transfer of the Book-Entry Shares are presented to the Exchange Agent, and in the case of each of clauses (A) and (B), such information is accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent and Parent. Until surrendered as contemplated by this Section 2.3(b), each Certificate and Book-Entry Share shall be deemed at any time at or after the Effective Time to represent only the right to receive the applicable Merger Consideration in accordance with this Article II, including any Fractional Share Consideration payable in accordance with Section 2.6, any Cash Consideration payable pursuant to Section 2.1(a)(i) and any Post-Closing Distributions in accordance with Section 2.3(f), in each case without interest.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no transfers on the records or stock transfer books of the Company of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of record of each Certificate or Book-Entry Share outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent, the First Surviving Corporation or the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled, upon demand, to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s administrative procedures, to former stockholders of the Company. Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) with respect to the applicable Merger Consideration, including for delivery of any shares of Parent Class A Common Stock and any amounts payable in respect of Fractional Share Consideration in accordance with Section 2.6, Cash Consideration in accordance with Section 2.1(a)(i) and any Post-Closing Distributions in accordance with Section 2.3(f), payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 2.3(e)) or Book-Entry Shares and compliance with the procedures in Section 2.3(b), without any interest thereon. Notwithstanding anything in this Agreement to the contrary, none of Parent, the Company, the Merger Subs, the First Surviving Corporation, the Surviving Company, the Exchange Agent or any other Person shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund that remains undistributed to the holders of Eligible Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1, including any amount payable in respect of any Fractional Share Consideration in accordance with Section 2.6, any Cash Consideration in accordance with Section 2.1(a)(i) and any Post-Closing Distributions in accordance with Section 2.3(f).

(f) Dividends or Distributions with Respect to Parent Class A Common Stock. No dividends or other distributions with respect to Parent Class A Common Stock, with a record date after the Effective Time (“Post-Closing Distributions”), shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Class A Common Stock issuable hereunder, and, unless the Exchange Fund has been terminated in accordance with Section 2.3(d), all such Post-Closing Distributions shall be paid by Parent to the Exchange Agent and be included in the Exchange Fund, in each case, until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Class A Common Stock issued in exchange for Eligible Shares in accordance with this Article II, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Class A Common Stock to which such holder is entitled pursuant to this Agreement and not paid and (ii) at the appropriate payment date, dividends or other distributions payable with respect to such whole shares of Parent Class A Common Stock with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender.

Section 2.4 Treatment of Company Options, Company RSUs and Company PSUs; Company ESPP.

(a) Company Options.

(i) Each In-the-Money Company Option that is (x) held by any former employee of the Company or a Company Subsidiary or any non-employee director of the Company (whether vested or unvested) or (y) held by any current service provider of the Company or a Company Subsidiary that is vested and exercisable, in each case, that is outstanding and unexercised as of immediately prior to the Effective Time, without any action on the part of Parent, the Company or the holder thereof, will be cancelled and converted into the right to receive the Stock Consideration in respect of each Net Option Share subject to such In-the-Money Company Option immediately prior to the Effective Time. As used in this Agreement, “Net Option Share” means, with respect to any In-the-Money Company Option, the quotient obtained by dividing (A) the product obtained by multiplying (1) the excess, if any, of the Equity Award Value Per Share over the exercise price of such In-the-Money Company Option immediately prior to the Effective Time by (2) the number of shares of Company Common Stock subject to such In-the-Money Company Option immediately prior to the Effective Time by (B) the Equity Award Value Per Share.

(ii) At the Effective Time, each In-the-Money Company Option that is outstanding and unexercised immediately prior to the Effective Time (other than a Company Option covered by Section 2.4(a)(i)) shall, without any action on the part of Parent, the Company or the holder thereof, cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted automatically into an option to purchase the number of shares of Parent Class A Common Stock (each, an “Adjusted Option”) equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to such In-the-Money Company Option immediately prior to the Effective Time, by (y) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted Option shall have an exercise price per share of Parent Class A Common Stock equal to (i) the per share exercise price for shares of Company Common Stock subject to the corresponding Company Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio, rounded up to the nearest whole cent. Each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the corresponding Company Option under the applicable Company Equity Plan and the agreement evidencing the grant thereunder, including vesting terms.

(iii) At the Effective Time, each Out-of-the-Money Company Option outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall be cancelled without any consideration being payable in respect thereof, and have no further force or effect.

(b) Company RSUs.

(i) At the Effective Time, each Company RSU outstanding as of immediately prior to the Effective Time (whether vested or unvested) that is held by a non-employee director of the Company will automatically accelerate to be fully vested as of immediately prior to the Effective Time and be cancelled, with the holder of such Company RSU becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Stock Consideration in respect of each share of Company Common Stock subject to such Company RSU immediately prior to the Effective Time in accordance with Section 2.1(a).

(ii) At the Effective Time, each Company RSU (other than any Company RSU covered by Section 2.4(b)(i)) that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be assumed and converted automatically into a restricted stock unit with respect to a number of shares of Parent Class A Common Stock (each, an “Adjusted RSU”) equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to the such Company RSU immediately prior to the Effective Time by (ii) the Exchange Ratio, with any fractional shares rounded to the nearest whole share. Each Adjusted RSU shall otherwise be subject to the same terms and conditions applicable to the corresponding Company RSU under the applicable Company Equity Plan and the agreement evidencing the grant thereunder, including vesting terms.

(c) Company PSUs. Immediately prior to the Effective Time, subject to the applicable holder’s continuous service with Parent through the Closing Date, the unvested portion of each Company PSU that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, accelerate and vest with respect to that number of Company PSUs equal to (i) the total outstanding Company PSUs multiplied by (ii) the quotient obtained by dividing (x) the number of full calendar quarters that have elapsed from (and including) the start of the applicable Measurement Period through (and including) the Closing Date by (y) the number of full calendar quarters in the Measurement Period. Such vested Company PSUs will automatically be cancelled, with the holder of such Company PSU becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Stock Consideration in respect of each share of Company Common Stock subject to such Company PSU immediately prior to the Effective Time in accordance with Section 2.1(a). At the Effective Time, each unvested Company PSU that is outstanding immediately prior to the Effective Time (after giving effect to the foregoing acceleration) shall, without any action on the part of Parent, the Company or the holder thereof, be assumed and converted automatically into a restricted stock unit award with respect to a number of shares of Parent Class A Common Stock (each, an “Adjusted PSU”) equal to the product obtained by multiplying (i) the number of unvested Company PSUs by (ii) the Exchange Ratio, with any fractional shares rounded to the nearest whole share. Following the Effective Time, the Adjusted PSUs shall be subject to only time-based vesting whereby the number of shares attributable to each Measurement Period shall vest contingent upon the Adjusted PSU holder’s continuous service to Parent, Parent’s affiliates or Parent Subsidiaries in successive, equal installments on the last day of each calendar quarter during the period beginning on (and including) the day immediately following the Closing Date and ending on the last day of the Measurement Period. Each Adjusted PSU shall otherwise be subject to the same terms and conditions applicable to the corresponding Company PSU under the applicable Company Equity Plan and the agreement evidencing the Company PSU grant thereunder (including the accelerated vesting set forth therein), other than as provided herein and as Parent or Parent Subsidiaries may deem necessary to carry out the foregoing.

(d) Company ESPP. As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to any offering periods in effect as of the date hereof (the “Current ESPP Offering Periods”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Current ESPP Offering Periods; (ii) subject to the consummation of the Mergers, the Company ESPP shall terminate effective immediately prior to the Effective Time; (iii) if the Current ESPP Offering Periods terminate prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such current ESPP offering period shall be accelerated to a date within ten (10) Business Days prior to the Closing Date as specified by the Company Board in accordance with the Company ESPP, and participants’ accumulated contributions will be used to purchase shares of Company Common Stock.

(e) Company Actions. Prior to the Effective Time, the Company shall pass resolutions, provide any notices, obtain any consents, make any amendments to the Company Equity Plans, the Company Options, the Company RSUs, the Company PSUs and the Company ESPP, and take such other actions as are necessary to provide for the treatment of such Company Options, Company RSUs, the Company PSUs and Company ESPP as contemplated by this Section 2.4.

(f) Payment Procedures. Parent shall pay or cause to be paid the Merger Consideration payable pursuant to Section 2.4(a)(i), Section 2.4(b) and Section 2.4(c) as promptly as practicable after the Effective Time, less applicable tax withholdings and deductions. Parent shall file with the SEC, as soon as reasonably practicable after the Effective Time, one or more appropriate registration statements (on Form S-8 or any successor or other appropriate forms) relating to the shares of Parent Class A Common Stock issuable with respect to the Adjusted Options, Adjusted RSUs and Adjusted PSUs. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as Adjusted Options, Adjusted RSUs and Adjusted PSUs remain outstanding and shall reserve a sufficient number of shares of Parent Class A Common Stock for issuance upon exercise or settlement thereof.

Section 2.5 Withholding. Notwithstanding anything to the contrary in this Agreement, each of Parent, the Merger Subs, the Company, the Surviving Company, the First Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Law. Parent shall be entitled to request any necessary Tax forms in order to effectuate such withholding, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the payee. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Parties shall use commercially reasonable efforts to cooperate to minimize or eliminate such deduction or withholding; provided that Parent shall not be required to delay such deduction or withholding to the extent that such delay is reasonably expected to cause Parent to be subject to material audit, fines or penalties or create a materially increased risk of exposure to the foregoing.

Section 2.6 Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fractional shares of, or certificate or scrip representing, Parent Class A Common Stock shall be issued in respect of Eligible Shares or Company Equity Awards pursuant to this Agreement, and such fractional share interests shall not entitle the owner thereof to any shares of Parent Class A Common Stock or to vote or to any other rights of a holder of shares of Parent Class A Common Stock. All fractional shares that a single record holder of Eligible Shares or Company Equity Awards would be otherwise entitled to receive shall be aggregated. Any holder of record of Eligible Shares or Company Equity Awards otherwise entitled to receive a fractional share of Parent Class A Common Stock but for this Section 2.6 shall be entitled to receive, upon surrender of the applicable Eligible Shares or Company Equity Awards, a cash payment calculated by the Exchange Agent and reasonably agreed by Parent, without interest, in lieu of any fractional share of Parent Class A Common Stock equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after aggregating all shares of Eligible Shares or Company Equity Awards held at the Effective Time by such holder) would otherwise be entitled multiplied by (ii) the Parent Stock Price, rounded to the nearest whole cent. The payment of cash in lieu of fractional shares of Parent Class A Common Stock is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

Section 2.7 Tax Treatment. It is intended that, for U.S. federal income Tax purposes, the Mergers, taken together, constitute a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and for purposes of Sections 354, 361 and 368 of the Code.

Section 2.8 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock (excluding any Cancelled Shares) that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Common Stock under the DGCL (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.1 and Section 2.3.

(b) The Company shall give Parent (i) prompt written notice of any demands received by the Company for appraisal of Company Common Stock or exercise of dissenter’s rights or similar rights, attempted written withdrawals of such demands, and any other instruments served on the Company and any correspondence received by the Company in connection with such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights or dissenter’s rights under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

Section 2.9 Cash Consideration. At any time prior to the third Business Day prior to the Closing Date, Parent shall have the right to elect (a “Parent Cash Election”), in its sole discretion (but shall be under no obligation), to pay Cash Consideration for up to fifty percent (50%) of aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than the Cancelled Shares) (the aggregate number of shares of Company Common Stock for which Parent validly elects to pay Cash Consideration, if any, is referred to as the “Cash Share Number”), with the Parent Cash Election being applied equally across all holders of Eligible Shares. Parent shall notify the

Company in writing of its determination to make a Parent Cash Election, including the Cash Share Number and the aggregate amount of Cash Consideration to be paid, at least three (3) Business Days prior to the Closing Date, which notice may not be subsequently withdrawn, revoked or otherwise modified without the Company’s prior written consent. For the avoidance of doubt, in no event shall (x) the Cash Share Number exceed fifty percent (50%) of the aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than the Cancelled Shares), (y) the percentage allocation of the Stock Consideration and Cash Consideration be different as between holders of Eligible Shares and (z) any holder of Eligible Shares not receive Merger Consideration in respect of each of his, her or its Eligible Shares. Notwithstanding the foregoing or anything to the contrary in this Agreement, if the value of the portion of the Merger Consideration payable or issuable to Company Stockholders in respect of their Eligible Shares that is comprised of shares of Parent Class A Common Stock (after taking into account the Parent Cash Election) is not at least 40% of the aggregate value of the Total Stockholder Consideration as of the Closing Date (the “Reorg Threshold”), determined using the Closing Date Parent Trading Price, then the Cash Share Number shall be automatically reduced to the highest possible number of shares of Company Common Stock, as determined in accordance with this Section 2.9, that would enable the Reorg Threshold to be satisfied. “Total Stockholder Consideration” shall be defined as (i) the Merger Consideration payable in respect of Company Common Stock and amounts payable in respect of Dissenting Shares, together with (ii) any other amounts treated as purchase price for Company Common Stock, as defined for U.S. federal income tax purposes and whether paid pursuant to this Agreement or otherwise in connection with the Merger, but, for the avoidance of doubt, excluding and not taking into account the Merger Consideration paid in respect of the Company Options, Company RSUs, or the Company PSUs. For purposes of calculating the Total Stockholder Consideration under this Section 2.9 at the Closing, “Closing Date Parent Trading Price” means the average of the highest and lowest price per share of Parent Class A Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported hereby, as reported in another authoritative source mutually agreed by the Company and Parent) for the trading day ending on the Closing Date. Parent and the Company will reasonably and in good faith cooperate to make any determinations or adjustments required by this Section 2.9. Parent and the Company (x) acknowledge and agree that this Section 2.9 is intended to cause the Mergers, taken together as a single integrated transaction, to satisfy the “continuity of interest” requirement described in Treasury Regulation Section 1.368-1(e) (the “COI Requirement”) for qualification as a reorganization under Section 368(a)(1)(A) of the Code and (y) shall interpret and apply this Section 2.9 so as to satisfy the COI Requirement in all respects for purposes of the qualification of the Merger as a reorganization under Section 368(a)(1)(A).

Section 2.10 Further Assurances. If at any time following the Effective Time the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the First Surviving Corporation, the Merger Subs or the Company, as applicable, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and managers or their designees shall be authorized to execute and deliver, in the name and on behalf of any such Person, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Company’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Party and otherwise to carry out the purposes of this Agreement.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (x) the Company’s Annual Report filed on Form 10-K on February 26, 2026 or any other Company SEC Documents filed or furnished by the Company with the SEC on or after January 1, 2025 and prior to the date of this Agreement (including any exhibits, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements,” “Quantitative and Qualitative Disclosures About Market Risk” or any similar precautionary sections or other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable Section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one Section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article III for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and the Merger Subs as set forth below.

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Except as would not be material to the Company and the Company Subsidiary, taken as a whole, the Company Subsidiary is a legal entity duly organized and validly existing under the Laws of its jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, (i) a Company Material Adverse Effect or (ii) an effect that prevents or materially delays the ability of the Company to consummate the Transactions, each of the Company and the Company Subsidiary has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and the Company Subsidiary is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not and would not reasonably be expected to have, individually or in the aggregate, (x) a Company Material Adverse Effect or (y) an effect that prevents or materially delays the ability of the Company to consummate the Transactions. The Company has filed with the SEC, which are publicly available on the SEC’s website through EDGAR prior to the date of this Agreement, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents. The Company has made available to Parent prior to the date hereof complete and accurate copies of the equivalent organizational or governing documents of the Company Subsidiary, each as currently in effect.

(b) All the issued and outstanding shares of capital stock of, or other equity interests in, the Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens or Liens arising under any applicable securities Laws. Section 3.1(b) of the Company Disclosure Letter sets forth for the Company Subsidiary (i) its jurisdiction of incorporation or organization, as the case may be, (ii) the type and percentage of interests held, directly or indirectly, by the Company in the Company Subsidiary, (iii) the names and the type of and percentage of interest held by any Person other than the Company in the Company Subsidiary or in each such other Person and (iv) the classification for U.S. federal income Tax purposes of the Company Subsidiary. Other than the Company Subsidiary, neither the Company nor the Company Subsidiary owns any equity or other economic interest in any other Person.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (“Company Preferred Stock”). As of the close of business on July 16, 2026 (such date and time, the “Company Capitalization Date”): (i) (A) 106,750,881 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Common Stock were held in the Company’s treasury, (C) no shares of Company Common Stock were held by the Company Subsidiary, (D) no shares of Company Preferred Stock were issued or outstanding, (E) no shares of Company Preferred Stock were held by the Company or its Subsidiary in its respective treasury; (ii) (A) Company Options covering 14,897,569 shares of Company Common Stock were outstanding, with a weighted average exercise price per share of $5.33, (B) Company RSUs covering 626,715 shares of Company Common Stock were outstanding, and (C) Company PSUs covering 575,000 shares of Company Common Stock were outstanding assuming maximum achievement of such Company PSUs; (iii) (A) 6,146,366 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans; and (B) 420,936 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Governing Documents or any Contract.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name of the Company Equity Award holder (to the extent permissible under applicable Law), (iii) the number of shares of Company Common Stock underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the vesting schedule with respect to the Company Equity Award, including any right of acceleration of such vesting schedule, (vii) the exercise price of each Company Equity Award, if applicable, (viii) the expiration date of each Company Equity Award, if applicable, (ix) the type of Company Equity Award (including, if the Company Equity Award is a Company Option, whether intended to qualify as an “incentive stock option” under the Code) and (x) the applicable Company Equity Plan pursuant to which the Company Equity Award was granted.

(c) Except as set forth in Section 3.2(a) and Section 3.2(b), and other than the shares of Company Common Stock that have become outstanding after the Company Capitalization Date that were reserved for issuance as set forth in clause (iii) of Section 3.2(a) and issued in accordance with the terms of the applicable Company Equity Plan, Company Equity Award or Company ESPP, in each case as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or the Company Subsidiary is a party or is otherwise bound obligating the Company or the Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or the Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company Subsidiary or in any other Person. There are no outstanding obligations of the Company or the Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or the Company Subsidiary.

(d) Neither the Company nor the Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote with the Company Stockholders on any matter.

(e) Except for the Voting Agreement, there are no voting trusts or other agreements, commitments or understandings to which the Company or the Company Subsidiary is a party or of which the Company has Knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or the Company Subsidiary.

Section 3.3 Corporate Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Mergers. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are required to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Mergers, the receipt of the Company Stockholder Approval and, for the filing of the First Certificate of Merger and Certificates of Second Merger with the Secretary of State of the State of Delaware and the Nevada Secretary of State, as applicable. On or prior to the date hereof, the Company Board has unanimously (i) determined that the terms of this Agreement and the Transactions, including the Mergers, are fair to, and in the best interests of, the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Mergers and the other Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to recommend that the Company Stockholders approve the Transactions, including the Mergers, and adopt this Agreement. As of the date of this Agreement, none of the foregoing actions by the Company Board have been rescinded, modified or withdrawn in any way.

(b) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”) to approve the Mergers and to adopt this Agreement is the only vote of the holders of any class or series of the Company’s capital stock (in their capacities as such) required to approve and adopt this Agreement and to consummate the Transactions, including the Mergers.

(c) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and the Merger Subs, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 3.4 Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL, NRS and applicable Antitrust Law, (ii) the filing of the Proxy Statement/Prospectus, Schedule 13e-3 and the registration statement on Form S-4 to register under the Securities Act the offer and sale of Parent Class A Common Stock pursuant to the Mergers (together with all amendments and supplements thereto, and including all exhibits thereto, the “Form S-4”) with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4 and the mailing of the Proxy Statement/Prospectus and Schedule 13e-3, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” Laws and (vi) any applicable requirements of Nasdaq, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is required under applicable Law for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a (A) Company Material Adverse Effect or (B) material adverse effect on the ability of the Company to consummate the Transactions prior to the Outside Date.

(b) The execution and delivery by the Company of this Agreement do not, and, subject to the receipt of the Company Stockholder Approval and except as described in Section 3.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Material Contract binding upon the Company or the Company Subsidiary or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or the Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Company Governing Documents or (B) the organizational or governing documents of the Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or the Company Subsidiary or any of their respective properties, rights or assets (assuming compliance with applicable Antitrust Law), other than in the case of clauses (i), (ii)(B) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a (1) Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Transactions prior to the Outside Date.

Section 3.5 SEC Reports and Financial Statements.

(a) Since January 1, 2024, the Company has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, schedules, documents and reports, the “Company SEC Documents”). As of their respective filing dates or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of Nasdaq, and none of the Company SEC Documents contained (or, with respect to the Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or, with respect to the Company SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2024, the Company has not received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date of this Agreement, has received any written notice from the SEC or any other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). The Company Subsidiary is not required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiary, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Neither the Company nor the Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or the Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Document.

Section 3.6 Internal Controls and Procedures. The Company maintains, and at all times since January 1, 2024 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2024, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (the material circumstances of which (if any) and significant facts learned during the preparation of such disclosure have been made available to Parent prior to the date hereof) (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (c) any written claim or allegation regarding clauses (a) or (b). Since January 1, 2024 through the date hereof, neither the Company nor the Company Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company Subsidiary or their respective internal accounting controls.

Section 3.7 No Undisclosed Liabilities. Neither the Company nor the Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of March 31, 2026 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case, in the Ordinary Course of Business since March 31, 2026 (other than any liability for any breach of Contract, breach of warranty, tort, infringement or violation of or liability or obligation under applicable Law that individually, or in the aggregate, would be material to the Company and the Company Subsidiary, taken as a whole), (c) as expressly required or expressly contemplated by this Agreement, or (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor the Company Subsidiary is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or the Company Subsidiary in the Company’s published financial statements or other Company SEC Documents.

Section 3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2025 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since December 31, 2025 through the date hereof, except to the extent it relates to discussion and negotiation of this Agreement and the Transactions, the businesses of the Company and the Company Subsidiary have been conducted in all material respects in the Ordinary Course of Business.

(c) Since December 31, 2025 through the date hereof, neither the Company nor the Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(b)(i), Section 5.1(b)(vi), Section 5.1(b)(vii), Section 5.1(b)(xiii), Section 5.1(b)(xv), Section 5.1(b)(xvi), Section 5.1(b)(xviii) or Section 5.1(b)(xx).

Section 3.9 Compliance with Law; Permits.

(a) The Company and the Company Subsidiary are and have been during the three (3) years prior to the date of this Agreement in compliance with, and not in default under or in violation of, any Laws applicable to the Company, the Company Subsidiary or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, (i) a Company Material Adverse Effect or (ii) an effect that prevents or materially delays the ability of the Company to consummate the Transactions. Neither the Company nor the Company Subsidiary has received written notice of any violation of Law or order applicable to the Company and the Company Subsidiary or, in the last two years, has been the subject of a fine or consent decree relating to compliance with any Law or order applicable to the Company and the Company Subsidiary, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and the Company Subsidiary are and have been during the three (3) years prior to the date of this Agreement in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, qualifications, clearances, authorizations, accreditations, orders or other rights and privileges, in each case, whether issued by or under the authority of any Governmental Entity or pursuant to any applicable Law, including any applicable Healthcare Law, necessary for the Company or the Company Subsidiary to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, (i) a Company Material Adverse Effect or (ii) an effect that prevents or materially delays the ability of the Company to consummate the Transactions. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and neither the Company nor the Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiary, taken as a whole, since April 26, 2019, neither the Company nor the Company Subsidiary or any of their respective officers, directors, or employees, in connection with the business of the Company or the Company Subsidiary, or, to the Company’s Knowledge, any other third party acting on behalf of the Company or the Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) directly or indirectly offered, authorized, promised, provided or given any payment or thing of value to any Person for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another company or entity in the course of their business dealings with the Company or the Company Subsidiary, in order to unlawfully induce such Person to act against the interest of his or her employer or principal.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiary, taken as a whole, during the three (3) years prior to the date of this Agreement, neither the Company nor the Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or the Company Subsidiary in any way relating to applicable Anti-Corruption Laws. The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of applicable Anti-Corruption Laws.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiary, taken as a whole, during the three (3) years prior to the date of this Agreement, the Company and the Company Subsidiary have at all times conducted their businesses in all respects in accordance with United States economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and all other applicable Import Restrictions and Export Controls. During the three (3) years prior to the date of this Agreement, the Company and the Company Subsidiary have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiary’s possession as required under the Import Restrictions and Export Controls.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiary, taken as a whole, during the three (3) years prior to the date of this Agreement, (i) neither the Company nor the Company Subsidiary has sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, Software, or technology (including products derived from or based on such technology) in violation of applicable Export Controls and (ii) the Company has obtained all requisite licenses and other consents, authorizations, or registrations, or filed declarations and other filings required for the export, re-export, release, transfer, and import of the Company’s products and technologies. Further, the Company and the Company Subsidiary have complied in all material respects with all terms and conditions of any such licenses or authorizations issued or approved by the Directorate of Defense Trade Controls of the U.S. State Department, the Bureau of Industry and Security of the U.S. Commerce Department, or OFAC that is or has been in force during the three (3) years prior to the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiary, taken as a whole, during the three (3) years prior to the date of this Agreement except pursuant to valid licenses, license exceptions or exemptions, the Company and the Company Subsidiary have not released or disclosed controlled technical data or technology to any foreign national whether in the United States or abroad, in violation of applicable Export Controls.

(g) Neither the Company nor the Company Subsidiary, nor any of their respective directors, officers, employees, or, to the Company’s Knowledge, any agent or affiliate of the Company or the Company Subsidiary: (i) is, is controlled by, or is 50% or more owned by, one or more Persons or entities included on OFAC’s List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, or Sectoral Sanctions Identifications List, or the Department of Commerce’s Denied Persons List, Unverified List, or Entity List, or similar sanctions-related list of designated persons maintained by the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à -vis the European Union) (such entities, Persons or organizations collectively, the “Restricted Parties”) or (ii) has, during the three (3) years prior to the date of this Agreement, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions (currently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine and the so-called Donetsk or Luhansk People’s Republic) or persons therein in violation of applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiary, taken as a whole, neither the Company nor the Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiary, taken as a whole, neither the Company nor the Company Subsidiary has, during the three (3) years prior to the date of this Agreement, been a party to any allegation, claim, investigation, prosecution, or enforcement action related to violations of Export Controls, and to the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or the Company Subsidiary’s export transactions that would reasonably be expected to give rise to future claims.

(h) Neither the Company nor the Company Subsidiary has received any written notice or communication from the U.S. Food and Drug Administration or any successor Governmental Entity thereto (“FDA”), the Centers for Medicare & Medicaid Services or any successor Governmental Entity thereto (“CMS”), or any Governmental Entity alleging material noncompliance with any applicable requirements under (i) the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., and all regulations promulgated by FDA thereunder, and all comparable national, federal, state, municipal Laws applicable to medical devices (collectively, “FDA Laws”); and (ii) the Clinical Laboratory Improvement Amendments, 42 U.S.C. § 263a et seq., and all regulations promulgated by CMS thereunder, and all applicable comparable national, federal, state, municipal Laws applicable to laboratory developed tests (collectively, “LDT Laws”) (the FDA Laws and LDT Laws, collectively, “Product Regulatory Laws”). Except as would not be material to the Company and the Company Subsidiary, taken as a whole, neither the Company nor the Company Subsidiary is or, during the three (3) years prior to the date of this

Agreement, has been subject to any enforcement, regulatory, or administrative Proceedings under the Product Regulatory Laws by FDA, CMS, or any other Governmental Entity and, to the Company’s Knowledge, no such Proceedings have been threatened. Except as would not be material to the Company and the Company Subsidiary, taken as a whole, there is no civil, criminal, or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, Proceeding, or request for information pending against the Company or the Company Subsidiary, and, to the Company’s Knowledge, neither the Company nor the Company Subsidiary has any liability (whether actual or contingent) for failure to comply with any Product Regulatory Laws. To the Company’s Knowledge, there is no act, omission, event, or circumstance that would reasonably be expected to give rise to or lead to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, Proceeding, or request for information or any such liability pertaining to material noncompliance with any Product Regulatory Laws. To the Company’s Knowledge, there has not been any violation during the last three (3) years of any Product Regulatory Laws by the Company or the Company Subsidiary in its product development efforts, submissions, record keeping, and reports to the FDA, CMS, or any Governmental Entity that could reasonably be expected to require or lead to investigation, corrective action, or enforcement, regulatory, or administrative action except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending or, to the Company’s Knowledge, threatened civil or criminal proceedings relating to the Company, Company Subsidiary or any of their respective employees which involve a matter within or related to the jurisdiction of FDA, CMS, or comparable national, federal, state, municipal Governmental Entities with jurisdiction over Product Regulatory Laws, or to compliance with any Product Regulatory Laws.

(i) No officer, employee, or agent of the Company or Company Subsidiary has, to the Company’s Knowledge: (i) made any untrue statement of material fact or fraudulent statement to CMS, FDA, or any other Governmental Entity or federal government contractor, (ii) failed to disclose a material fact required to be disclosed to CMS, FDA or any other Governmental Entity or federal government contractor, or (iii) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Entity to invoke any similar Law or policy. None of the Company, Company Subsidiary, or any of their respective officers, employees, or to the Company’s Knowledge, any agent of the Company or the Company Subsidiary has been convicted of any crime or engaged in any conduct for which (A) debarment is mandated or permitted by 21 U.S.C. § 335a, or (B) such Person or entity could be excluded from participating in any Governmental Healthcare Programs under Section 1128 of the Social Security Act or any other applicable Law or regulation.

(j) Section 3.9(j) of the Company Disclosure Letter sets forth a list of all Company Permits that are pending or have been issued under the Product Regulatory Laws (“Product Regulatory Permits”). Such listed Product Regulatory Permits are exclusively held by the Company or Company Subsidiary, and are the only Product Regulatory Permits that are required for the Company or Company Subsidiary to conduct their respective businesses in the United States as presently conducted in compliance with Product Regulatory Laws except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such issued Product Regulatory Permit is in full force and effect and, to the Company’s Knowledge, no suspension, termination, revocation, cancellation, or withdrawal of such Product Regulatory Permit is threatened by FDA, CMS, or any Governmental Entity, and, to the Company’s Knowledge, there is no basis for believing that such Product Regulatory Permit will not be renewable upon expiration or will be suspended, terminated, revoked, cancelled, or withdrawn by any Governmental Entity. Subject to timely submission of post-Closing notifications to Governmental Entities to the extent required by applicable Law, each such issued Product Regulatory Permit will continue in full force and effect following the Closing.

(k) The Company, the Company Subsidiary and, to the Company’s Knowledge, the contract manufacturers for the Company or the Company Subsidiary are and during the three (3) years prior to the date of this Agreement have been operating in material compliance with, and each Company or Company Subsidiary product or service in development or current commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored, serviced, and processed, and appropriate records and reports have been kept and made, in material compliance with, applicable requirements under the Quality Management System Regulation set forth in 21 C.F.R. Part 820 unless expressly exempted from such requirement by FDA Laws. All Company and Company Subsidiary products and services that are exempt from compliance with the Quality Management System Regulation are designed or are being designed, and are manufactured or are being manufactured, under a reasonable state of control, or as otherwise required by Product Regulatory Laws.

(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Company and Company Subsidiary products and services are labeled in accordance with Product Regulatory Laws, including as applicable, labeling requirements for investigational or research use only products under FDA Laws.

(m) To the extent applicable, the preclinical studies and tests, and clinical trials sponsored or conducted by or on behalf of the Company or the Company Subsidiary are being conducted or have been conducted in all material respects in accordance with all applicable Law. To the extent applicable and to the Company’s Knowledge, there are no studies, tests, or trials the results of which reasonably call into question the results of the studies, tests, and trials sponsored or conducted by or on behalf of the Company or the Company Subsidiary. To the extent applicable, no such study, test, or trial sponsored or conducted by or on behalf of the Company or the Company Subsidiary has been terminated or suspended for safety or non-compliance reasons by, and neither the Company nor the Company Subsidiary has received any written notices or correspondence requiring such termination or suspension of any such studies, tests, or trials from, in each case, the FDA, any other regulating authority or any Governmental Entity exercising comparable authority in any country or jurisdiction or any institutional review board or comparable authority.

(n) For the last three (3) years, all collection, storage, processing, transportation and disposition of human biological samples (e.g., tissue, blood, saliva) performed by Company and the Company Subsidiary has been performed in compliance with applicable Laws except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(o) For the last three (3) years, the Company and the Company Subsidiary have adopted and implemented a commercially reasonable compliance program with policies, procedures, and programs reasonably designed to assure that the Company and the Company Subsidiary are in compliance with all applicable Healthcare Laws except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(p) For the last three (3) years, the Company and the Company Subsidiary are and have been operating in material compliance with all applicable Laws that relate to Governmental Healthcare Programs or other Payors; fraud and abuse; the billing, coding or submission of documentation related to claims for reimbursement of health care services, items, or supplies; the provision of, or payment for, health care services, items, or supplies; financial or other interactions with health care providers; or any other aspect of providing health care, clinical laboratory or diagnostic products or services or Healthcare Law, to the extent applicable to the Company and the Company Subsidiary except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a true and complete list of all material Company Benefit Plans. The Company has made available to Parent each material Company Benefit Plan (excluding at will offer letters or agreements made in the Ordinary Course of Business, in each case that are cancellable without severance or other similar cost or liability to the Company without notice (other than any statutory severance obligations)), and any Company Benefit Plan that is required by applicable Law. For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, consulting, change-in-control, retention, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, whether or not written, in each case, sponsored, maintained, contributed to or required to be contributed to by the Company or the Company Subsidiary or that is for the benefit of current or former employees, directors or individual consultants of the Company or the Company Subsidiary or with respect to which the Company or the Company Subsidiary has or may reasonably be expected to have any obligation or liability (whether actual or contingent, including on account of any ERISA Affiliate). With respect to each material Company Benefit Plan, the Company has made available to Parent copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material, non-routine filings and correspondence with any Governmental Entity and (v) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans has been operated and administered in accordance with its terms and in compliance with applicable Law. No liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiary or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Company’s Knowledge no condition exists that is likely to cause the Company, the Company Subsidiary or any of their ERISA Affiliates to incur any such liability. All material contributions or other material amounts payable by the Company or the Company Subsidiary pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued. There are no pending, or to the Company’s Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans, or any trusts related thereto or fiduciary thereof.

(c) Within the last six (6) years, no Company Benefit Plan and no other plan maintained by the Company, the Company Subsidiary or any of their respective ERISA Affiliates has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code.

(d) Neither the Company, the Company Subsidiary nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e) No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiary beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.

(f) (i) Each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or is entitled to rely upon a favorable opinion letter issued to the prototype plan sponsor as to its qualification and (ii) to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of Indebtedness or otherwise) becoming due to any current or former director or employee of the Company or the Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan, or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meet all requirements for such treatment and (iii) that is intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i) Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

(j) The Company does not have any obligation to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 3.11 Labor Matters.

(a) Neither the Company nor the Company Subsidiary is a party to, bound by, or negotiating any collective bargaining agreement, works council or other Contract with a labor union, works council or other similar labor organization, and no employees are represented by a labor union, works council or other similar labor organization. Neither the Company nor the Company Subsidiary is (or has been during the three (3) years prior to the date of this Agreement) subject to or, to the Company’s Knowledge, threatened with a material labor dispute, walkout, lockout, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Company’s Knowledge, threatened involving employees of the Company or the Company Subsidiary.

(b) The Company and the Company Subsidiary are and have been during the three (3) years prior to the date of this Agreement, in compliance with all applicable Law respecting labor and employment, including, without limitation, immigration, background checks, notice, retaliation, leave, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, sexual harassment, discrimination, exempt and non-exempt status, compensation and benefits, wages, hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, no employees of the Company or Company Subsidiary are involuntarily on temporary layoff or working hours that have been reduced by fifty percent (50%) or more.

(c) To the Company’s Knowledge, in the last five (5) years, (i) no allegations of discrimination, harassment, or sexual harassment have been made against any employee at the level of Vice President or above, and (ii) neither the Company nor the Company Subsidiary have entered into any settlement agreements related to allegations of discrimination, harassment, or sexual harassment or misconduct by any executive or supervisory employee. No allegation of discrimination, harassment or sexual harassment would reasonably be expected to result in any material loss to the Company or the Company Subsidiary and no such allegations have been made that, if known to the public, would reasonably be expected to bring the Company or the Company Subsidiary into material disrepute.

(d) The Company has provided a true and complete list as of the date of this Agreement of the names of all employees of the Company and the Company Subsidiary by (i) employee ID, (ii) status as full-time or part-time, (iii) status as active or on leave, (iv) whether classified as exempt or non-exempt under applicable wage and hour Laws, (v) salary or hourly rate, (vi) job title, and (vii) work location.

Section 3.12 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiary have properly completed and timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete in all respects and were prepared in compliance with all applicable Law.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiary have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them (whether or not shown to be due and payable on any Tax Return), and the financial statements of the Company and the Company Subsidiary reflect full and adequate reserves, in accordance with GAAP, for all Taxes accrued but not yet paid by the Company or the Company Subsidiary as of the date thereof.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiary have (i) timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity (or is properly holding for such timely payment)), and (ii) otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or, to the Knowledge of the Company, threatened with respect to any Taxes or Tax Returns of the Company or the Company Subsidiary, or (ii) deficiency or adjustment for any amount of Taxes that has been proposed, asserted or assessed in writing by any Governmental Entity against the Company or the Company Subsidiary and that has not been fully satisfied by payment or otherwise resolved.

(e) Neither the Company nor the Company Subsidiary has entered into, given or requested any waiver of any statute of limitations with respect to any material Taxes or any extension of time with respect to a material amount of Tax assessment or deficiency (excluding extensions of time obtained by the Company or the Company Subsidiary in connection with extensions obtained in the Ordinary Course of Business for the filing of Tax Returns), which waiver or extension is still in effect.

(f) Within the last three (3) years, neither the Company nor the Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code (or any similar provision of state, local or non-U.S. Law).

(g) Neither the Company nor the Company Subsidiary (i) is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary provisions in ordinary course commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely between or among the Company and a Company Subsidiary), (ii) has any liability for Taxes of any Person (other than the Company or the Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor, or otherwise by operation of Law, or (iii) has been a member of a consolidated, affiliated, unitary or other similar Tax group, other than a group the common parent of which is or was the Company.

(h) There are no Liens in respect of or on account of material Taxes upon any property or assets of the Company or the Company Subsidiary, other than Permitted Liens.

(i) Within the past six (6) years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or the Company Subsidiary has not filed Tax Returns of a particular type that the Company or the Company Subsidiary is or may be subject to Tax by, or required to file any Tax Return with respect to Taxes in, such jurisdiction.

(j) Neither the Company nor the Company Subsidiary is bound by, or has requested with respect to the current or any future taxable period, any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous provision of state, local or non-U.S. Law) or any ruling from or other material agreement with any Governmental Entity, in each case, with respect to material Taxes.

(k) There is no joint venture, co-tenancy, contract or other similar arrangement involving any property or assets of the Company with respect to which the Company has made an election that is currently in effect under Section 761(a) of the Code or that would reasonably be expected to be treated as a partnership under Subchapter K of Chapter 1 of Subtitle A of the Code if no such election had been made.

(l) Neither the Company nor the Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(m) Neither the Company nor the Company Subsidiary has any material liability to make installment payments under Section 965(h)(1) of the Code.

(n) Neither the Company nor the Company Subsidiary will be required to include a material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of such taxable period) ending after the Closing Date as a result of (A) any change in or use of an incorrect method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) prior to the Closing Date, (B) any prepaid amount or advance received (or deferred revenue realized) or paid, prior to the Closing Date (other than any such amount received or realized in the ordinary course of business), (C) an election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law) made prior to the Closing Date, (D) any “intercompany transaction” or “excess loss account” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1.1502-19, respectively, or any corresponding or similar provision of state, local or non-U.S. Law) occurring or arising on or prior to the Closing Date, or (E) any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing.

(o) Each of the Company and the Company Subsidiary has at all times been resident for Tax purposes only in its jurisdiction of organization, has never been treated as resident in any other jurisdiction for any Tax purpose (including under any applicable double taxation treaty or arrangement), and has no permanent establishment or fixed place of business in any other jurisdiction.

(p) Each of the Company and the Company Subsidiary is in material compliance with all transfer pricing requirements in all jurisdictions in which it does business and all such transactions between the Company and the Company Subsidiary have been effected on an arm’s length basis in all material respects.

(q) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(r) Neither the Company nor the Company Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to (i) prevent or impede the Mergers, taken together as a single integrated transaction, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) prevent or preclude the Company from delivering the Company Tax Representation Letter to Parent Counsel and Company Counsel in accordance with Section 6.12(b).

(s) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including this Section 3.12) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date, availability of or limitations on any Tax attribute (including amounts related to losses, basis, credits or any other similar item) with respect to the Company or the Company Subsidiary for any taxable period (or portion thereof) beginning after the Closing Date.

Section 3.13 Litigation; Orders. There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or the Company Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, except as would not reasonably be expected to have, individually or in the aggregate, (a) a Company Material Adverse Effect or (b) an effect that prevents or materially delays the ability of the Company to consummate the Transactions; provided that to the extent any such representations or warranties in the foregoing sentence pertains to Proceedings or orders, judgments, decrees or settlement agreements that relate to the execution, delivery, performance or consummation of this Agreement or any of the Transactions, such representations and warranties are made only as of the date of this Agreement.

Section 3.14 Intellectual Property.

(a) (i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and the Company Subsidiary, taken as a whole, the Company and the Company Subsidiary solely and exclusively own all right, title and interest in all Owned Intellectual Property, including all Company Registered Intellectual Property, free and clear of all Liens (except for (A) Permitted Liens and (B) Liens pursuant to Contracts disclosed in Section 3.18(a) of the Company Disclosure Letter), and (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Registered Intellectual Property are subsisting and, to the Knowledge of the Company, are valid and enforceable (other than applications).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiary are the sole and exclusive owners of all right, title and interest in all Company Registered Intellectual Property that is material to their business, taken as a whole, free and clear of all Liens (except Permitted Liens), except as explicitly provided in any Material Contracts identified in Section 3.18(a) of the Company Disclosure Letter, and (ii) the Company and the Company Subsidiary have sufficient rights, pursuant to valid and enforceable agreements, to use and practice all Intellectual Property necessary for, or used in or practiced by the Company or the Company Subsidiary, in their respective businesses as currently conducted.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and the Company Subsidiary, taken as a whole, the conduct of the business of the Company and the Company Subsidiary has not, since January 1, 2024, infringed upon, misappropriated or otherwise violated any valid Intellectual Property of any other Person.

(d) (i) There are no active Proceedings against the Company or the Company Subsidiary, and (ii) neither the Company nor the Company Subsidiary has received any written notice of any threatened Proceedings against the Company or the Company Subsidiary that has not subsequently been resolved, in each case of the foregoing clauses (i) and (ii), which relate to the Owned Intellectual Property or Intellectual Property of a third party where such Proceedings or threatened Proceedings would, if successful, reasonably be expected to be, individually or in the aggregate, material to the business of the Company and the Company Subsidiary, taken as a whole.

(e) To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Owned Intellectual Property and, since January 1, 2024, no Proceedings have been brought or, to the Knowledge of the Company, threatened in writing against any third party by the Company, except for such misappropriation, infringement, dilution or violation or Proceeding that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) The Company and the Company Subsidiary have taken reasonable measures to protect the confidentiality of their material trade secrets, including requiring employees and other Persons having access thereto to execute written nondisclosure agreements (or otherwise have confidentiality obligations by operation of law or otherwise). To the Knowledge of the Company, none of the material trade secrets of the Company and the Company Subsidiary has been disclosed or authorized to be disclosed to any third party other than pursuant to a nondisclosure agreement or other confidentiality obligations (including by operation of law), except where such disclosure or authorization would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, (i) no employee is in breach of any employee nondisclosure or Intellectual Property assignment agreement, and (ii) no third party to any nondisclosure agreement with the Company or the Company Subsidiary is in breach, violation or default, except, in each case of the foregoing clauses (i) and (ii), where such breach, violation or default would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all employees and other Persons involved in the creation, conception, reduction to practice or development of any Intellectual Property for the Company or the Company Subsidiary have signed a valid and enforceable written agreement assigning such Intellectual Property to the Company or the Company Subsidiary, or such rights have otherwise vested in the Company or the Company Subsidiary automatically by operation of Law.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor the Company Subsidiary has used, modified, distributed or made available for remote interaction any Software or other materials subject to any “open source,” “free software,” “copyleft” or similar license or obligation (collectively, “Open Source Materials”) in a manner that (i) requires the disclosure, licensing or distribution of any material Software owned by the Company in source code form, (ii) imposes restrictions on the consideration charged for, or the use or distribution of, any Company Product, or (iii) grants any license under or covenant not to assert any patent rights of the Company.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Software included in any Company Product contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities (as such terms are commonly understood in the software industry) or any other routines or code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

(j) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in (i) the grant of (or requirement to grant) any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to or under any Owned Intellectual Property to any Person, in each case, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiary, taken as a whole; or (ii) the grant of (or requirement to grant) any license or covenant not to assert under any Intellectual Property of Parent arising solely as a result of any Contract to which Company or the Company Subsidiary is a party as of immediately prior to the Closing. The Company and the Company Subsidiary will be entitled to exercise all of their respective rights under all Contracts required to be disclosed under Sections 3.18(a)(vii) and (viii) of the Company Disclosure Letter to the same extent as prior to the Closing, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiary, taken as a whole.

Section 3.15 Privacy and Data Protection.

(a) The Company and the Company Subsidiary, and to the Company’s Knowledge, all third parties Processing Personal Data on behalf of, and/or sharing Personal Data with, the Company or any Company Subsidiary (collectively, “Data Partners”), are and, during the three (3) years prior to the date of this Agreement, have been in material compliance with all applicable Information Privacy and Security Laws, as well as their own notices, statements, policies and applicable contractual terms relating to privacy, security, data protection, breach notification, export, or the Processing of Personal Data (collectively, “Privacy and Information Security Requirements”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and the Company Subsidiary, taken as a whole, the Company and the Company Subsidiary have during the last three (3) years provided a privacy policy to individuals prior to the collection of any Personal Data, and all such privacy policies are and have at all times been accurate, consistent and complete and not misleading or deceptive, including by omission in all material respects. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby do not and will not conflict with or result in a breach of any material Privacy and Information Security Requirements.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and the Company Subsidiary, taken as a whole, the Company and the Company Subsidiary have implemented and comply with procedures for conducting due diligence on all Data Partners to assess their information security program and compliance with Information Privacy and Security Laws before allowing them to access, receive or otherwise Process Personal Data. Except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and the Company Subsidiary, taken as a whole, the Company and the Company Subsidiary have contractually obligated all Data Partners to contractual terms relating to the protection and use of Personal Data as required by the Privacy and Information Security Requirements (including all business associate agreements required by HIPAA), including obligations to (i) comply with applicable Privacy and Information Security Requirements, (ii) implement an information security program that includes reasonable safeguards, and (iii) restrict processing of Personal Data and ensure the return or adequate disposal or destruction of Personal Data. Except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and the Company Subsidiary, taken as a whole, the Company and the Company Subsidiary take commercially reasonable steps to monitor all Data Partners to verify their compliance with Privacy and Information Security Requirements.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and the Company Subsidiary, taken as a whole, the Company and the Company Subsidiary implement, maintain, and comply with, and require all Data Partners to implement, maintain, and comply with, commercially reasonable technical, physical, and organizational measures and a written information security program, in each case compliant with the Privacy and Information Security Requirements and designed to protect Personal Data, other sensitive business information (including customers’ electronic medical records), and the Company’s information technology systems against Security Incidents. The Company and the Company Subsidiary regularly test their written information security program by conducting security audits, penetration tests, and/or vulnerability scans, including all security risk analyses required by HIPAA, and the Company and the Company Subsidiary have not identified any medium, high, or critical vulnerabilities that have not been fully remediated. Neither the Company nor the Company Subsidiary, nor any Data Partner Processing Personal Data on behalf of the Company or the Company Subsidiary, has experienced any material Security Incidents.

(d) In relation to any material Security Incident and/or potential violation of an Information Privacy and Security Law, neither the Company nor the Company Subsidiary, nor any Data Partner has (i) notified or been required to notify any Person, or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Person. There are no facts or circumstances that could give rise to the occurrence of (i) or (ii). Neither the Company nor the Company Subsidiary (i) is a “covered person,” (ii) is a party to and has not engaged in, facilitated, permitted, or directed, directly or indirectly, any “covered data transaction,” including any investments from “covered persons” that do not constitute a “passive investment,” (iii) has engaged in transactions with the purpose of evading or avoiding the prohibitions in the DOJ DSP Rule, and (iv) has granted any “country of concern” or “covered person” “access” to any “government-related data” or “bulk U.S. sensitive personal data,” as all such terms are defined under the DOJ DSP Rule.

Section 3.16 Real Property; Assets. Neither the Company nor the Company Subsidiary owns any real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each Company Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default of a material nature on the part of the Company or, if applicable, the Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease, (b) the Company or the Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases necessary for the conduct of the business of the Company and the Company Subsidiary as currently conducted, free and clear of all Liens, other than Permitted Liens and (c) the Company or the Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property reasonably necessary for the conduct of the business of the Company and the Company Subsidiary, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 3.17 Healthcare.

(a) For the last three (3) years, the Company and the Company Subsidiary have been in compliance with all applicable Healthcare Laws, except where the results of any such noncompliance would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) For the last three (3) years: (i) no Proceeding has been filed, commenced, threatened in writing or, to the Company’s Knowledge, threatened orally involving the Company or the Company Subsidiary alleging any failure to comply with applicable Healthcare Laws; (ii) Company and the Company Subsidiary have not received written notice from any Governmental Entity, nor any written—or, to the Knowledge of the Company, oral—complaints from any of their employees, contractors, agents or other third parties alleging or pertaining to an actual or potential violation of any applicable Healthcare Laws; and (iii) neither the Company nor the Company Subsidiary have made a voluntary disclosure to the Department of Health and Human Services Office of Inspector General (“OIG”), CMS or any other Governmental Entity pursuant to the OIG’s self-disclosure protocol, CMS’s Self-Referral Disclosure Protocol or otherwise, and neither the Company nor the Company Subsidiary is in the process of making, or evaluating a set of circumstances that may reasonably give rise to the making of, a voluntary disclosure pursuant to the OIG’s self-disclosure protocol, CMS’s Self-Referral Disclosure Protocol or otherwise.

(c) (i) There are no material denials of claims for payment by any Governmental Healthcare Program that are currently being appealed by the Company or the Company Subsidiary, and there are no material claims for recoupment of moneys paid to the Company or the Company Subsidiary by any Governmental Healthcare Program or other Payor, in each case, other than in the ordinary course of business; (ii) to the Knowledge of the Company, no right of the Company or any Subsidiary to receive payments from, or derived from, any Governmental Healthcare Program or other Payor has been terminated or otherwise materially adversely affected as a result of any investigation, audit, or action by any Governmental Entity or other Person; (iii) the Company and the Company Subsidiary have paid or caused to be paid or will pay or will cause to be paid all known and undisputed refunds or overpayments that have become due to any payor source or patient within the timeframes set forth and in accordance with applicable Healthcare Laws; and (iv) there are no pending or ongoing appeals, adjustments, challenges, actions or written notices of intent to audit and no audits or written inquiries with respect to such prior claims or reports submitted to Governmental Healthcare Programs or other Payor, except for such appeals or individual claim denials that occur in the ordinary course of business and that are not material to the operations of the Company and the Company Subsidiary.

(d) Each of the Company and Company Subsidiary maintains all Company Permits to perform the services conducted by the Company or Company Subsidiary as currently conducted, except where the failure to maintain such Company Permits would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(e) None of the Company, Company Subsidiary, any of its respective officers, directors, employees or, to the Knowledge of the Company, agents or contractors is or has been (i) debarred, suspended, excluded or otherwise declared ineligible to participate in any Governmental Healthcare Program or listed on the General Services Administration list of excluded parties, and, to the Knowledge of the Company, no such debarment, suspension, exclusion or other declaration of ineligibility is pending or threatened; (ii) the target or subject of any current or, to the Company’s Knowledge, any potential investigation relating to any offense related to Medicare, Medicaid or any other Governmental Healthcare Programs, or (iii) a party to, is bound by, or has a continuing obligation in respect of any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement (e.g., deferred or non-prosecution agreement) with any Governmental Entity concerning compliance with any applicable Healthcare Law, or subjected to any fine, penalty or liability in connection with any allegation of violation of any applicable Healthcare Law.

Section 3.18 Material Contracts; Company Government Contracts.

(a) Section 3.18(a) of the Company Disclosure Letter contains a complete and correct list of each Contract that constitutes a Material Contract to which the Company or the Company Subsidiary is a party to or bound by as of the date of this Agreement. For purposes of this Agreement, other than any Contract that is a Company Benefit Plan, including any Company employment agreement, which shall be governed under Section 3.10, each of the following Contracts shall constitute a “Material Contract”:

(i) each contract with a customer, Payor or supplier pursuant to which payments were made in an amount in excess of $3,000,000 in the 12 months preceding June 30, 2026;

(ii) each Contract that limits or would purport to limit in any material respect the freedom of the Company, the Company Subsidiary or any of their respective affiliates (including Parent, its affiliates or the Surviving Company after the Effective Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has or would have the effect of restricting the Company, the Company Subsidiary or any of their respective affiliates (including Parent, its affiliates or the Surviving Company after the Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

(iii) each Contract that limits the freedom of the Company, the Company Subsidiary or any of their respective affiliates to negotiate or, except for provisions requiring notice or consent to assignment by the counterparty thereto, consummate any of the Transactions;

(iv) any material legal partnership, joint venture, strategic alliance, limited liability company agreement (other than any such agreement solely between or among the Company and the Company Subsidiary) or similar material Contract;

(v) each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or the Company Subsidiary of future payments in excess of $1,000,000;

(vi) each Contract that gives any Person the right to acquire any assets, tangible or intangible, of the Company or the Company Subsidiary (excluding ordinary course commitments to purchase Company Products) after the date hereof with consideration of more than $1,000,000;

(vii) each Contract that provides the Company with rights to a third party’s Intellectual Property that is material to Company’s or the Company Subsidiary’s business, other than, to the extent entered into in the Ordinary Course of Business: (A) non-exclusive software licenses, software-as-a-service agreements, or similar non-exclusive access to third-party software or related technology (unless used or incorporated in Company Products), (B) non-exclusive rights granted in vendor, contractor or service provider agreements where the primary purpose of such Contract is not the provision such third party’s Intellectual Property, (C) nondisclosure agreements, materials transfer agreements, and clinical trial agreements, and (D) Contracts with the Company’s employees or independent contractors;

(viii) each Contract in which the Company provides a third party with rights to Owned Intellectual Property that is material to the Company’s or the Company Subsidiary’s business, other than, to the extent entered into in the Ordinary Course of Business: (A) non-exclusive rights granted to customers or channel partners, solely to use Company products and services or results thereof, (B) non-exclusive rights granted to vendors, contractors or service providers solely for the benefit of the Company’s receipt of services, and (C) nondisclosure agreements, materials transfer agreements and clinical trial agreements;

(ix) any settlement agreement or similar Contract restricting in any material respect the operations or conduct of the Company, the Company Subsidiary or any of their respective affiliates (including Parent, its affiliates or the Surviving Company after the Effective Time);

(x) any Contract that obligates the Company or the Company Subsidiary to make any capital investment or capital expenditure outside the Ordinary Course of Business and in excess of $500,000 in the aggregate, other than consistent with the capital expenditure budget made available to Parent;

(xi) each Contract that grants any right of first refusal or right of first offer that limits or would purport to limit the ability of the Company, the Company Subsidiary or any of their respective affiliates (including Parent, its affiliates or the Surviving Company after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or material assets;

(xii) each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use, supply or display requirements that are or would be binding on the Company, the Company Subsidiary or their respective affiliates (including Parent, its affiliates or the Surviving Company after the Effective Time);

(xiii) each Company Government Contract (except for customer contracts pursuant to which the Company receives annual revenue below $500,000 and which are substantially on the Company standard form that has been made available to Parent);

(xiv) each Company Lease;

(xv) each Contract relating to outstanding Indebtedness (or commitments in respect thereof) of the Company or the Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $500,000 or relating to any Liens on the assets of the Company or the Company Subsidiary;

(xvi) each Contract involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) for which the aggregate exposure (or aggregate value) to the Company and the Company Subsidiary is reasonably expected to be in excess of $500,000;

(xvii) each Contract between the Company or the Company Subsidiary, on the one hand, and any officer, director or affiliate (other than the Company Subsidiary) of the Company or the Company Subsidiary, any beneficial owner, directly or indirectly, of more than one percent (1%) of the number or voting power of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or the Company Subsidiary has an obligation to indemnify such officer, director, affiliate, beneficial owner, associate or immediate family member;

(xviii) any Contract providing for (i) any severance or termination payment to any employee or individual independent contractor (or any other Person contracted to provide services that is controlled by an individual independent contractor) of the Company or the Company Subsidiary or (ii) retention payments, change of control payments, accelerated vesting or any other payment or benefit that may or will become due as a result of the Merger or any other transaction contemplated by this Agreement; and

(xix) any Contract not otherwise described in any other subsection of this Section 3.18(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) True and complete copies of each Material Contract in effect as of the date hereof have been made available to Parent or publicly filed with the SEC on the SEC’s website prior to the date of this Agreement. Neither the Company nor the Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

(c) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiary, taken as a whole, (i) each Company Government Contract is binding on the Company or the Company Subsidiary party thereto and is in full force and effect, subject to the Enforceability Limitations, (ii) no Company Government Contract or offer, quotation, bid or proposal to sell products or services made by the Company or the Company Subsidiary to any Governmental Entity or any prime contractor (a “Government Contract Bid”) is the subject of bid or award protest proceedings resulting from the conduct of the Company or the Company Subsidiary, and (iii) neither the Company nor the Company Subsidiary is in breach of or default under the terms of any Company Government Contract. The Company and the Company Subsidiary are in compliance, and have been in compliance during the three (3) years prior to the date of this Agreement, in all material respects with the terms and conditions of each Company Government Contract and Government Contract Bid, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiary, taken as a whole, during the three (3) years prior to the date of this Agreement, neither any Governmental Entity nor any prime contractor or subcontractor has notified the Company or the Company Subsidiary in writing that the Company or the Company Subsidiary has, or is alleged to have, breached or violated in any material respect any Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Company Government Contract or Government Contract Bid. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiary, taken as a whole, during the three (3) years prior to the date of this Agreement, no costs incurred by the Company or the Company Subsidiary pertaining to any Company Government Contract have been proposed for disallowance or deemed finally disallowed in writing by a Governmental Entity, and no material payment due to the Company or the Company Subsidiary pertaining to any Company Government Contract has been withheld or set off, nor has any claim been made to withhold or set off any such payment.

(d) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiary, taken as a whole, during the three (3) years prior to the date of this Agreement, (i) none of the Company, the Company Subsidiary or any of their respective Principals (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended or excluded, or to the Company’s Knowledge, proposed for debarment, suspension or exclusion, from participation in or the award of Contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity, (ii) neither the Company nor the Company Subsidiary has received any request to show cause (excluding for this purpose ineligibility to bid on certain Contracts due to generally applicable bidding requirements), (iii) neither the Company nor the Company Subsidiary, to the Company’s Knowledge, is the subject of a finding of non-compliance, nonresponsibility or ineligibility for government contracting, (iv) neither the Company nor the Company Subsidiary is for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs, (v) neither the Company nor the Company Subsidiary, nor any of their respective directors, officers, employees or Principals (as defined in Federal Acquisition Regulation 52.209-5), nor to the Company’s Knowledge, any consultants or agents of the Company or the Company Subsidiary, is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any Company Government Contract, the subject of any actual or, to the Company’s Knowledge, threatened in writing, “whistleblower” or “qui tam” lawsuit, or audit (other than a routine contract audit) or investigation of the Company or the Company Subsidiary with respect to any Company Government Contract, including any alleged material irregularity, misstatement or omission arising thereunder or relating thereto, and to the Company’s Knowledge, there is no basis for any such investigation, indictment, lawsuit or audit and (vi) neither the Company nor the Company Subsidiary has made any voluntary disclosure (A) to any Governmental Entity with respect to any alleged material irregularity, misstatement, omission, fraud or price mischarging, or other violation of Law, arising under or relating to a Company Government Contract or (B) under the Federal Acquisition Regulation mandatory disclosure or payment provisions to any Governmental Entity and, to the Company’s Knowledge, there are no facts that would require mandatory disclosure thereunder.

Section 3.19 Environmental Matters. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company or the Company Subsidiary, (a) neither the Company nor the Company Subsidiary is in violation of any Environmental Law, (b) none of the properties owned or occupied by the Company or the Company Subsidiary is contaminated with any Hazardous Substance, (c) the Company and the Company Subsidiary have all permits, licenses and other authorizations required under any Environmental Law and the Company and the Company Subsidiary are in compliance with such permits, licenses and other authorizations and (d) no Proceeding is pending, or to the Company’s Knowledge, threatened, concerning or relating to the operations of the Company or the Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any liability arising under any Environmental Law upon the Company or the Company Subsidiary.

Section 3.20 Customers; Suppliers.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth a list of the top fifteen (15) customers of the Company and the Company Subsidiary by revenue received during the twelve (12) month period ending December 31, 2025 (each, a “Material Customer”). As of the date hereof, neither the Company nor the Company Subsidiary has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate or adversely modify its existing Contracts with the Company or the Company Subsidiary.

(b) Section 3.20(b) of the Company Disclosure Letter sets forth a list of the top fifteen (15) suppliers and vendors of the Company and the Company Subsidiary by spend during the twelve (12) month period ending December 31, 2025 (each, a “Material Supplier”). As of the date hereof, neither the Company nor the Company Subsidiary has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier or vendor to the Company or that such Material Supplier intends to terminate or materially and adversely modify its existing Contracts with the Company or the Company Subsidiary.

(c) As of the date hereof, except as set forth on Section 3.20(c) of the Company Disclosure Letter, the Company and the Company Subsidiary have no outstanding material disputes with any Material Customer or Material Supplier.

Section 3.21 Insurance. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company or the Company Subsidiary, (a) all current insurance policies and insurance Contracts of the Company and the Company Subsidiary are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor the Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiary, taken as a whole.

Section 3.22 Information Supplied. The information relating to the Company and the Company Subsidiary, to the extent supplied by or on behalf of the Company and the Company Subsidiary, to be contained in, or incorporated by reference in, the proxy statement/prospectus to be sent to the Company Stockholders in connection with the Mergers and the other Transactions (including any amendments or supplements, the “Proxy Statement/Prospectus”), the Schedule 13e-3 or the Form S-4 (and any amendment or supplement thereto) will not (a) on the date the Proxy Statement/Prospectus is first mailed to the Company Stockholders, (b) at the time the Schedule 13e-3 is filed with the SEC or is first mailed to Company Stockholders or (c) at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is declared effective by the SEC, or is first mailed to Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy

Statement/Prospectus and Schedule 13e-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.22, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus, the Schedule 13e-3 or the Form S-4, which information or statements were not supplied by or on behalf of the Company.

Section 3.23 Opinion of the Company’s Financial Advisors. The Company Board has received separate opinions of Centerview Partners LLC (“Centerview”) and TD Securities (USA) LLC (“TD Cowen”) each to the effect that, as of the date of such opinion and based upon and subject to the various matters and assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent, Merger Subs and their respective affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. A written copy of each such opinion will be provided to Parent solely for informational purposes promptly following receipt by the Company.

Section 3.24 State Takeover Statutes; Anti-Takeover Laws. Assuming the accuracy of Parent’s and the Merger Subs’ representations and warranties set forth in Section 4.12, the Company Board has taken all action necessary to render inapplicable to this Agreement, the Voting Agreement and the Transactions, including the Mergers, Section 203 of the DGCL and any similar provisions in the Company Governing Documents or any other Takeover Statute. The Company has no stockholder rights agreement, no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 3.25 Related Party Transactions. Except as set forth in the Company SEC Documents, there are no transactions, agreements, arrangements or understandings between the Company or the Company Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed.

Section 3.26 Finders and Brokers.

(a) Except for Centerview and TD Cowen, a copy of whose respective engagement agreements (and all indemnification and other agreements related to such engagement) have been made available to Parent, there is no Advisor of or to the Company or any of its Subsidiaries or affiliates (each such Advisor, a “Company Advisor”), and there is no officer or director of the Company, the Company Subsidiary or any of the Company’s affiliates, who might be entitled to any banking, broker’s, finder’s, success, completion or similar fee or commission in connection with: (i) this Agreement, the Mergers or any of the other transactions contemplated by this Agreement; or (ii) any other change in control of the Company or the Company Subsidiary or the sale, transfer or disposition of any assets of the Company or the Company Subsidiary.

(b) The Company does not anticipate that the fees and expenses of the Company Advisors incurred or to be incurred in connection with this Agreement, the Mergers and the other transactions contemplated by this Agreement will exceed the aggregate fees and expenses set forth in Section 3.26(b)(i) of the Company Disclosure Letter. Except as expressly provided by the terms of an agreement between the Company or the Company Subsidiary and a Company Advisor that is listed in Section 3.26(b)(ii) of the Company Disclosure Letter and (to the extent in writing) has been made available to Parent or summarized on Section 3.26(b)(ii) of the Company Disclosure Letter, no Company Advisor will be entitled to any fee, expense or other amount from the Company or the Company Subsidiary or other affiliate of the Company in connection with this Agreement, the Mergers or any of the other transactions contemplated by this Agreement that includes any premium or is based in whole or in part on any fee, expense or other amount for any prior services performed by a Company Advisor that are unrelated to this Agreement or that was previously discounted or waived by such Company Advisor. Except for Centerview, TD Cowen and Cooley LLP, or as set forth in the engagement letters listed in Section 3.26(b)(iii) of the Company Disclosure Letter, there is no fee, expense or other amount payable to a Company Advisor contractually due upon completion of the Mergers or any of the other transactions contemplated by this Agreement or any other change in control of the Company or the Company Subsidiary or the sale, transfer or disposition of any of the assets of the Company or the Company Subsidiary.

Section 3.27 No Other Representations. Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, the Merger Subs, any of their respective Representatives or any other Person makes, and the Company acknowledges that it has not relied upon or otherwise been induced by (and hereby expressly disclaims any such reliance or inducement), any express or implied representation or warranty with respect to Parent or the Merger Subs or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV. Without limiting the generality of the foregoing, the Company acknowledges that, except as may be expressly provided in Article IV, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to the Company, any of its Representatives or any other Person.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

Except as disclosed in (x) Parent’s Annual Report filed on Form 10-K on February 24, 2026 or any other Parent SEC Documents filed or furnished by Parent with the SEC on or after January 1, 2025 and prior to the date of this Agreement (including any exhibits, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements,” “Quantitative and Qualitative Disclosures About Market Risk” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable Section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one Section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and the Merger Subs represent and warrant to the Company as set forth below.

Section 4.1 Qualification, Organization, etc. Each of Parent and the Merger Subs is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Except as would not be material to Parent and Parent Subsidiaries, taken as a whole, each Parent Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, (a) a Parent Material Adverse Effect or (b) an effect that prevents or materially delays the ability of Parent or the Merger Subs to consummate the Transactions, each of Parent and the Parent Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent, the Merger Subs and the other Parent

Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, (x) a Parent Material Adverse Effect or (y) an effect that prevents or materially delays the ability of Parent or the Merger Subs to consummate the Transactions. Parent has filed with the SEC, which are publicly available on the SEC’s website through EDGAR prior to the date of this Agreement, complete and accurate copies of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

Section 4.2 Capitalization.

(a) The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Class A Common Stock, par value $0.0001 (“Parent Class A Common Stock”) 5,500,000 shares of Parent Class B Common Stock, par value $0.0001 (“Parent Class B Common Stock”) and 20,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”). As of July 17, 2026 (the “Parent Capitalization Date”): (i) (A) 175,200,077 shares of Parent Class A Common Stock were issued and outstanding, (B) 5,043,789 shares of Parent Class B Common Stock were issued and outstanding, (C) zero shares of Parent Preferred Stock were issued and outstanding, (D) 183,229 shares of Parent Class A Common Stock were held in Parent’s treasury and (E) zero shares of Parent Preferred Stock were held in Parent’s treasury; (ii) options granted under Parent Equity Plans to purchase zero shares of Parent Class A Common Stock were outstanding Parent Class A Common Stock; (iii) 6,508,360 shares of Parent Class A Common Stock were reserved for future issuance pursuant to the Parent Equity Plans; and (iv) 21,102,107 shares of Parent Class A Common Stock were reserved for issuance pursuant to the Parent Convertible Notes. All outstanding shares of Parent Class A Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to or issued in violation of any purchase option, call, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, Parent Governing Documents or any Contract.

(b) Except as set forth in Section 4.2(a) and other than the shares of Parent Class A Common Stock that have become outstanding after the Parent Capitalization Date that were reserved for issuance as set forth in Section 4.2(a), as of the date hereof: (i) Parent does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which Parent or any Parent Subsidiary is a party or is otherwise bound obligating Parent or any Parent Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of Parent or any Parent Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c) Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d) There are no voting trusts or other agreements, commitments or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock or other equity interests of Parent or any Parent Subsidiary.

(e) The authorized capital stock of Merger Sub I consists solely of 1,000 shares of common stock, par value $0.0001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub I is, and as of the Effective Time shall be, directly owned by Parent.

(f) A 100% member’s interest in Merger Sub II is, and as of the Effective Time shall be, directly owned by Parent.

Section 4.3 Corporate Authority.

(a) Subject to the execution and delivery of the written consent of Parent as the sole stockholder or member, as applicable, of the Merger Subs to authorize and approve the execution and delivery by the Merger Subs of this Agreement, the consummation of the Transactions and the performance by the Merger Subs of their obligations under this Agreement (the “Merger Subs Stockholder Consents”), which Merger Subs Stockholder Consents will be executed by Parent and a copy thereof delivered to the Company concurrently with the execution of this Agreement, Parent and the Merger Subs have all requisite corporate or similar power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Mergers. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate or similar action of each of Parent and the Merger Subs and no other corporate or similar proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent or the Merger Subs are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Mergers, for the filing of the First Certificate of Merger and the Certificates of Second Merger with the Secretary of State of the State of Delaware and the Nevada Secretary of State, and subject to the Merger Subs Stockholder Consents.

(b) No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is required to approve this Agreement, or to approve the consummation of the Mergers or the other Transactions, including the issuance of the aggregate Stock Consideration (assuming that all Eligible Shares are converted into the right to receive Stock Consideration). The vote or consent of Parent, as the sole stockholder or member of the Merger Subs, as applicable, is the only vote or consent of the holders of any class or series of capital stock or member’s interests, as applicable, of the Merger Subs required to approve this Agreement and the consummation of the Mergers and the other Transactions, including the issuance of the aggregate Stock Consideration.

(c) This Agreement has been duly and validly executed and delivered by each of Parent and the Merger Subs and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and the Merger Subs, enforceable against each of Parent and the Merger Subs in accordance with its terms, subject to the Enforceability Limitations.

Section 4.4 Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL, the NRS and applicable Antitrust Law, (ii) the filing of the Proxy Statement/Prospectus, Schedule 13e-3 and the Form S-4 with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4 and the mailing of the Proxy Statement/Prospectus and Schedule 13e-3, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” Laws, and (vi) any applicable requirements of Nasdaq, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is required under applicable Law for the consummation by Parent and the Merger Subs of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a (A) Parent Material Adverse Effect or (B) material adverse effect on the ability of Parent or the Merger Subs to consummate the Transactions, including the Mergers, prior to the Outside Date.

(b) The execution and delivery by Parent and the Merger Subs of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any material Contract binding upon Parent or any Parent Subsidiary or to which any of them are a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Parent Governing Documents or (B) the organizational or governing documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a (A) Parent Material Adverse Effect or (B) material adverse effect on the ability of Parent or the Merger Subs to consummate the Transactions, including the Mergers, prior to the Outside Date.

Section 4.5 SEC Reports and Financial Statements.

(a) Since January 1, 2024, Parent has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, statements, schedules, documents and reports the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of Nasdaq, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2024, neither Parent nor any Parent Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Parent SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or any other Governmental Entity that such Parent SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to Parent’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Parent SEC Documents (including the financial statements included therein).

(b) The consolidated financial statements (including all related notes and schedules) of Parent included or incorporated by reference in the Parent SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Parent’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither Parent nor, to the Knowledge of Parent, any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Neither Parent nor any Parent Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Document.

Section 4.6 Internal Controls and Procedures. Parent maintains, and at all times since January 1, 2024 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2024, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of Parent’s board of directors (the material circumstances of which (if any) and significant facts learned during the preparation of such disclosure have been made available to the Company prior to the date hereof) (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (c) any written claim or allegation regarding clauses (a) or (b). Since January 1, 2024 through the date hereof, neither Parent nor any Parent Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls.

Section 4.7 No Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of March 31, 2026 included in the Parent SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case, in the Ordinary Course of Business since March 31, 2026 (other than any liability for any material breaches of Contracts), (c) as expressly required or contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2025 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Since December 31, 2025 through the date hereof, except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the Transactions, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the Ordinary Course of Business.

Section 4.9 Compliance with Law.

(a) Parent and each Parent Subsidiary are and have been since January 1, 2024 in compliance with and not in default under or in violation of any Laws applicable to Parent, such Subsidiary or any of their respective properties or assets, except where such noncompliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, (i) a Parent Material Adverse Effect or (ii) an effect that prevents or materially delays the ability of Parent or the Merger Subs to consummate the Transactions. Since January 1, 2024, neither Parent nor any Parent Subsidiary has received written notice of any violation of Laws applicable to Parent and any Parent Subsidiary or, in the last two years, has been the subject of a fine or consent decree relating to compliance with any Laws applicable to Parent or any Parent Subsidiary, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and each Parent Subsidiary are, and have been since January 1, 2024 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, qualifications, clearances orders or other rights and privileges, in each case, whether issued by or under the authority of any Governmental Entity or pursuant to any applicable Law necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, (i) a Parent Material Adverse Effect or (ii) an effect that prevents or materially delays the ability of Parent or the Merger Subs to consummate the Transactions. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Parent Permit and none of Parent or any Parent Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Parent Permit.

(c) Parent is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq.

(d) Since January 1, 2024, Parent and the Parent Subsidiaries have been in compliance with all applicable Healthcare Laws, except where the results of any such noncompliance would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Since January 1, 2024, Parent and the Parent Subsidiaries have not received written notice from any Governmental Entity alleging or pertaining to a violation of any applicable Healthcare Laws.

(e) Parent and the Parent Subsidiaries maintain all licenses, permits, certifications, registrations, approvals and other authorizations required under applicable Healthcare Laws to perform the services conducted by Parent and the Parent Subsidiaries as currently conducted, except where the failure to maintain such licenses, permits, certifications, registrations, approvals or other authorizations would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(f) Neither Parent, nor the Parent Subsidiaries, nor, to the Knowledge of the Parent, any of their respective officers, directors or employees, has been debarred, suspended, excluded or otherwise declared ineligible to participate in any federal health care program, and, to the Knowledge of the Parent, no such debarment, suspension, exclusion or other declaration of ineligibility is pending or threatened.

Section 4.10 Litigation; Orders. There are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, except as would not reasonably be expected to have, individually or in the aggregate, (a) a Parent Material Adverse Effect or (b) an effect that prevents or materially delays the ability of Parent or the Merger Subs to consummate the Transactions.

Section 4.11 Information Supplied. The information relating to Parent and the Parent Subsidiaries, to the extent supplied by or on behalf Parent and the Parent Subsidiaries, to be contained in, or incorporated by reference in, the Proxy Statement/Prospectus, the Schedule 13e-3 and the Form S-4 (and any amendment or supplement thereto) will not (a) on the date the Proxy Statement/Prospectus is first mailed to the Company Stockholders, (b) at the time the Schedule 13e-3 is filed with the SEC or is first mailed to Company Stockholders or (c) at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is declared effective by the SEC, is first mailed to Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Form S-4 and the Schedule 13e-3 will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.11, no representation or warranty is made by Parent or the Merger Subs with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus, the Schedule 13e-3 or the Form S-4, which information or statements were not supplied by or on behalf of Parent or Merger Subs.

Section 4.12 Sufficient Funds; Valid Issuance. Assuming the accuracy of the Company’s representations and warranties set forth in Section 3.2, Parent will have at the Closing sufficient available funds to (a) pay the aggregate Cash Consideration payable in accordance with Section 2.1(a)(i), (b) pay the Fractional Share Consideration in accordance with Section 2.6, and (c) pay all amounts (including payment of (x) all amounts payable in respect of Company Options, Company RSUs and Company PSUs, (y) all amounts necessary to repay any outstanding Indebtedness of the Company required by the terms of such Indebtedness to be paid in connection with the consummation of the Mergers and (z) all fees, costs and expenses) required to be paid at the Closing by Parent or the Merger Subs in connection with the Transactions. The Parent Class A Common Stock to be issued as Merger Consideration pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws, or restrictions created by any Company Stockholder) will be free of restrictions on transfer.

Section 4.13 Finders and Brokers. Other than Morgan Stanley & Co. LLC, neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon the consummation of the Mergers.

Section 4.14 Stock Ownership. Parent is not, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Other than as disclosed in Parent’s Section 13 and Section 16 filings under the Exchange Act filed with the SEC, neither Parent nor any Parent Subsidiary directly or indirectly owns as of the date hereof, nor at any time in the past three (3) years through the date hereof has directly or indirectly owned, any shares of Company Common Stock.

Section 4.15 No Merger Sub Activity. Each of Merger Sub I and Merger Sub II was newly formed by Parent as a direct, wholly-owned subsidiary of Parent for the sole purpose of entering into this Agreement and effecting the Transactions and has no assets or liabilities other than those incident to its formation, the execution of this Agreement and the completion of the Transactions. Since its date of formation, neither of the Merger Subs has conducted any business or engaged in any activities other than in connection with this Agreement and the Transactions.

Section 4.16 Tax Matters.

(a) Neither Parent nor any Parent Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to (i) prevent or impede the Mergers, taken together as a single integrated transaction, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) prevent or preclude Parent and the Merger Subs from delivering the Parent Tax Representation Letter to Parent Counsel and Company Counsel in accordance with Section 6.12(b).

(b) Merger Sub II is, and has been at all times since its formation and shall be at all times through the Second Effective Time, properly treated as an entity disregarded as separate from Parent for U.S. federal income Tax purposes, and no election will be made to change such treatment.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including this Section 4.16) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date, availability of or limitations on any Tax attribute (including amounts related to losses, basis, credits or any other similar item) with respect to the Parent or any Parent Subsidiary for any taxable period (or portion thereof) beginning after the Closing Date.

Section 4.17 Related Party Transactions. Except as set forth in the Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or the Parent Subsidiaries, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of Parent, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed.

Section 4.18 No Other Representations. Except for the representations and warranties contained in Article III, each of Parent and the Merger Subs acknowledge that none of the Company, any of its Representatives or any other Person makes, and each of Parent and the Merger Subs acknowledges that it has not relied upon or otherwise been induced by (and hereby expressly disclaims any such reliance or inducement), any express or implied representation or warranty with respect to the Company or the Company Subsidiary or with respect to any other information provided or made available to Parent, the Merger Subs or their respective Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent, the Merger Subs or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article III. Without limiting the generality of the foregoing, each of Parent and the Merger Subs acknowledge that, except as may be expressly provided in Article III, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to Parent, the Merger Subs, any of their respective Representatives or any other Person.

ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1 (the “Interim Period”), except as set forth in Section 5.1 of the Company Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company:

(a) shall and shall cause the Company Subsidiary to use reasonable best efforts to conduct its business in all material respects in the Ordinary Course of Business; and

(b) shall not, nor shall the Company permit the Company Subsidiary to:

(i) amend, modify, waive, rescind, change or otherwise restate the Company’s or the Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents;

(ii) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or the Company Subsidiary) (other than dividends or distributions made by the Company Subsidiary to the Company);

(iii) split, reverse split, combine, subdivide or reclassify any of its capital stock or other equity interests, or redeem, purchase, repurchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for (A) the acceptance of shares of Company Common Stock as payment of the exercise price of Company Options or in connection with the settlement of Company RSUs or Company PSUs or for withholding Taxes in respect of Company Equity Awards to the extent permitted by the applicable Company Equity Plan outstanding on the date hereof or (B) any such transaction involving only the Company Subsidiary;

(iv) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Company or the Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any existing Company Equity Plan (except as otherwise provided by the express terms of any Company Equity Award), other than (A) issuances of Company Common Stock in respect of any exercise of Company Options outstanding on the date hereof or the vesting or settlement of Company Equity Awards outstanding on the date hereof, in all cases in accordance with their respective terms as of the date hereof, (B) issuances of Company Common Stock in respect of any awards outstanding under the Company ESPP in respect of the current ESPP offering period, (C) sales of shares of Company Common Stock pursuant to the exercise of Company Options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Company Equity Awards in order to satisfy Tax withholding obligations, or (D) transactions solely between the Company and the Company Subsidiary;

(v) except as required by any Company Benefit Plan as in existence as of the date hereof and set forth on Section 3.10(a) of the Company Disclosure Letter, (A) increase the compensation or benefits payable or to become payable to any of its directors, executive officers, employees or independent contractors, other than annual cost-of-living base salary increases to not exceed $5,000,000 in the aggregate, (B) grant to any of its directors, executive officers, employees or independent contractors any increase in severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation (including any spot bonuses or similar bonuses) to any of its directors, executive officers, employees or independent contractors, (D) enter into any employment, severance, or retention agreement (excluding offer letters entered into with new hires permitted pursuant to clause (H) below in the Ordinary Course of Business that provide for no severance or change in control benefits) with any of its directors, executive officers, employees or independent contractors, (E) establish, adopt, enter into, amend or terminate any collective bargaining agreement, works council agreement or other similar labor Contract or Company Benefit Plan or increase the cost to the Company of maintaining such Company Benefit Plan or the benefits provided thereunder, (F) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, (G) terminate the employment of any employee at the level of vice president or above, other than for cause, (H) hire any new employees as listed on Section 5.1(b)(v) of the Company Disclosure Letter, (I) provide any funding for any rabbi trust or similar arrangement, (J) undertake any layoff, closure, reduction-in-force, furlough or other similar action that would trigger advance notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws or (K) waive or release or agree to waive or release any restrictive covenant agreement with any current or former employee or individual service provider;

(vi) acquire (including by merger, consolidation or acquisition of stock or assets or any other means) any equity interests in or assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between the Company and the Company Subsidiary, or (B) acquisitions of supplies or equipment in the Ordinary Course of Business consistent with past practice and in amounts not to exceed $500,000 individually or $1,500,000 in the aggregate during the Interim Period;

(vii) liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of the Company or the Company Subsidiary), or adopt any plan or resolution providing for any of the foregoing;

(viii) make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely among the Company and the Company Subsidiary, (B) advances for reimbursable employee expenses in the Ordinary Course of Business, (C) the extension of trade credit in the Ordinary Course of Business, and (D) advancement of litigation costs and expenses to directors or officers of the Company;

(ix) sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties, rights or assets (including shares in the capital of the Company or the Company Subsidiary but excluding Intellectual Property), except for (A) dispositions of obsolete, worn-out or surplus assets in the Ordinary Course of Business consistent with past practice or (B) pursuant to transactions solely among the Company and the Company Subsidiary;

(x) sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any Owned Intellectual Property or disclose any trade secrets included in the Owned Intellectual Property, except for (A) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course of Business with customers, service providers or channel partners of the Company or the Company Subsidiary, (B) pursuant to transactions solely among the Company and the Company Subsidiary, (C) any such abandonment or lapse of any pending patent application or trademark application or registration that is made by the Company or any Company Subsidiary in the exercise of its reasonable business judgment in the ordinary course of patent or trademark prosecution) or (D) disclosures of trade secrets made in the Ordinary Course of Business to any service provider or channel partner of the Company or the Company Subsidiary that is bound by written, commercially reasonable confidentiality obligations with respect to such disclosed trade secrets;

(xi) (A) other than in the Ordinary Course of Business, (1) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, or (2) materially modify, materially amend, extend or early terminate any Material Contract (other than non-renewals occurring in the Ordinary Course of Business or terminations at the end of the Contract term in accordance with the Contract) or (3) voluntarily waive, release or assign any material rights or claims under any Material Contract, or (B) (1) materially modify, materially amend, extend or terminate any Contract set forth on Section 5.1(b)(xi) of the Company Disclosure Letter or (2) enter into any Contract that is of the type referred to in Section 3.18(a)(ii), Section 3.18(a)(iv), Section 3.18(a)(ix) or Section 3.18(a)(xi); provided that this clause (x) shall not restrict the Company from entering into a Contract which otherwise implements an action permitted by the other subclauses of this Section 5.1(b);

(xii) except in amounts not to exceed 110% of the amounts set forth in the Company’s capital expenditure budget set forth in Section 5.1(b)(xii) of the Company Disclosure Letter, make any capital expenditure or expenditures, enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so; provided that any individual capital expenditure in excess of $500,000 not specifically identified in such budget shall require Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

(xiii) commence (other than any collection action in the Ordinary Course of Business), waive, release, assign, compromise or settle any claim, litigation, investigation or other Proceeding (for the avoidance of doubt, including with respect to matters in which the Company or the Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of any claim, litigation or other Proceeding that (x) is not brought by Governmental Entities and that: (A) is for an amount not to exceed, for any such compromise or settlement individually, $500,000, or in the aggregate, $2,500,000, (B) does not impose any injunctive or other non-monetary relief on the Company and the Company Subsidiary (other than immaterial matters incidental to a monetary settlement) and does not involve the admission of wrongdoing, fault or liability by the Company, the Company Subsidiary or any of their respective officers or directors, (C) does not provide for the license of any Intellectual Property, and (D) provides for a complete release of the Company and the Company Subsidiary, or (y) are Tax audits, claims, litigations, investigations, or other proceedings (it being understood such audits, claims, litigations, investigations, or other proceedings are subject to the restrictions contained in clause (xiv) below);

(xiv) make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(xv) (A) make any material Tax election inconsistent with the Company’s past practices, change or revoke any material Tax election, (B) adopt or change any Tax accounting period or material method of Tax accounting, (C) amend any material Tax Return, (D) settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), (F) intentionally surrender any right to claim a material refund of Taxes, or (G) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (except to the extent resulting from an automatic extension of time to file Tax Returns);

(xvi) incur any Indebtedness in excess of $10,000,000 at any one time outstanding, except for (A) Indebtedness reasonably necessary to finance capital expenditures permitted under Section 5.1(b)(xii), (B) Indebtedness incurred to refinance or replace existing Indebtedness (including any increased amounts of Indebtedness to the extent necessary to finance any fees, costs and expenses incurred in connection with such refinancing or replacement); provided that such refinancing or replacement does not increase the principal amount of such Indebtedness (other than by the amount of premiums paid thereon plus the amount of reasonable fees and expenses incurred in connection therewith), (C) guarantees by the Company of existing Indebtedness of the Company Subsidiary, (D) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the Ordinary Course of Business in amounts not to exceed $5,000,000 in the aggregate at any time outstanding, and (E) Indebtedness incurred under any existing credit facilities or similar arrangements as in effect on the date hereof; provided that any borrowings under clause (E) in excess of amounts outstanding as of the date hereof shall require Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

(xvii) (A) acquire any real property or enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), (B) grant or otherwise knowingly create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any real property leased by the Company, or any interest therein or part thereof, (C) knowingly commit any waste or nuisance on any such property or (D) make any material changes in the construction or condition of any such property, in the case of each of clauses (B) through (D), other than in the Ordinary Course of Business;

(xviii) other than the Company Stockholders Meeting, convene any special meeting (or any adjournment or postponement thereof) of the Company Stockholders;

(xix) other than in the Ordinary Course of Business, terminate or modify or waive in any material respect any right under any Company Permit;

(xx) adopt or otherwise implement any stockholder rights plan, “poison pill” or other comparable agreement that does not expressly permit the consummation of the Mergers and the other Transactions in accordance with this Agreement;

(xxi) take any action (or fail to take any action) which action (or failure to act) would reasonably be expected to prevent or impede the Mergers, taken together as a single integrated transaction, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xxii) except as required by applicable Law, enter into, modify, or terminate or agree to enter into, modify or terminate any collective bargaining agreement or recognize or certify any union as the bargaining unit representation for any employee;

(xxiii) implement, announce, or provide notice of any “mass layoff” or “plant closing” as those terms are defined in the WARN Act;

(xxiv) waive or release or agree to waive or release any restrictive covenant agreement with any current or former employee or individual service provider; or

(xxv) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Nothing contained herein shall give to Parent or the Merger Subs, directly or indirectly, rights to control or direct the operations of the Company or the Company Subsidiary prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

Section 5.2 Conduct of Business by Parent Pending the Closing. Parent agrees that during the Interim Period, except as set forth in Section 5.2 of the Parent Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each Parent Subsidiary not to, directly or indirectly:

(a) amend, modify, waive, rescind, change or otherwise restate the Parent Governing Documents (whether by merger, consolidation, operation of law or otherwise) in a manner that would adversely affect the Company Stockholders, or adversely affect the Company Stockholders relative to other holders of Parent Class A Common Stock;

(b) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of Parent or any Parent Subsidiary), except (i) dividends and distributions paid or made in the ordinary course of business consistent with past practice by the Parent Subsidiaries to Parent or any other wholly owned Parent Subsidiary and (ii) for transactions that would require an adjustment to the Merger Consideration pursuant to Section 2.1(d) and for which the proper adjustment is made in accordance therewith;

(c) split, combine, subdivide, reduce or reclassify any of its capital stock, except for (i) any such transaction involving only wholly-owned Parent Subsidiaries, and (ii) any transactions that would require an adjustment to the Merger Consideration pursuant to Section 2.1(d) and for which the proper adjustment is made;

(d) adopt a plan of complete or partial liquidation or dissolution with respect to Parent or Merger Subs;

(e) take or omit to take any action to cause the Parent Class A Common Stock to cease to be eligible for listing on Nasdaq;

(f) take any action that would reasonably be expected to result in the issuance of Parent Class A Common Stock pursuant to this Agreement requiring the prior approval of Parent’s stockholders;

(g) acquire any additional shares of Company Common Stock (other than in connection with the consummation of the Mergers);

(h) take any action (or fail to take any action) which action (or failure to act) would reasonably be expected to prevent or impede the Mergers, taken together as a single integrated transaction, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(i) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 5.3 No Solicitation by the Company.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that is in effect as of the execution and delivery of this Agreement or entered into after the execution and delivery of this Agreement and contains confidentiality and non-use and other provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company or Parent, as applicable, from satisfying any of its obligations under this Section 5.3.

(b) Except as permitted by this Section 5.3, during the Interim Period, the Company shall not, and shall cause the Company Subsidiary not to, and shall use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or knowingly encourage any Acquisition Proposal or any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information relating to the Company and the Company Subsidiary in connection with, or for the purpose of, soliciting or knowingly facilitating or encouraging, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (iii) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement providing for an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (each, a “Company Acquisition Agreement”). As soon as reasonably practicable after the date of this Agreement, the Company shall (x) request in writing that each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (y) terminate access by any third party (other than Parent and its Representatives) to any physical or electronic data room relating to any potential Acquisition Proposal.

(c) If at any time on or after the date of this Agreement and prior to the Company Stockholder Approval being obtained, the Company or any of its Representatives receives a written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement, if the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and, after consultation with the Company’s outside legal counsel, the failure to take such action would be inconsistent with fiduciary duties of the Company Board under applicable Law, then the Company and its Representatives may (A) enter into an Acceptable Confidentiality Agreement or furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and the Company Subsidiary to the Person or group of Persons who has made such Acquisition Proposal and their respective Representatives; provided that the Company shall promptly provide to Parent any non-public information concerning the Company and the Company Subsidiary that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and their respective Representatives, including soliciting the submission of a revised Acquisition Proposal. During the Interim Period, the Company shall not release or permit the release of any Person from, or waive or permit the waiver of, any standstill agreement (or standstill provision in another agreement) with respect to any class of equity securities of the Company or the Company Subsidiary, and will enforce or cause to be enforced each such agreement in accordance with its terms at the request of Parent; provided, however, that the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or other agreement that prohibits or purports to prohibit an Acquisition Proposal being made to the Company if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided, further, that the Company shall promptly (and, in any event, within one (1) Business Day) provide written notice to Parent of any such decision not to enforce or waive, including the identity of the Person or Persons which is or are the subject of such decision not to enforce or waive.

(d) The Company shall (i) promptly (and in any event within one (1) Business Day) notify Parent if any inquiries, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal are received by the Company or the Company Subsidiary or any of its Representatives or any request for information relating to the Company or the Company Subsidiary with respect to any Acquisition Proposal or for access to the business, properties, assets, books, records, work papers or other documents relating to the Company or the Company Subsidiary by any Person that has indicated it may be considering making, or has made, an Acquisition Proposal, in each case, during the Interim Period, (ii) provide to Parent (A) a copy of any written Acquisition Proposal received by the Company or any of its Representatives and a summary of the material terms and conditions of any oral Acquisition Proposal and copies of any transaction documents provided to the Company or any of its Representatives in connection with any oral or written Acquisition Proposal and (B) the identity of the Person or Persons making such Acquisition Proposal, and (iii) keep Parent reasonably informed of any material developments regarding any Acquisition Proposal on a reasonably prompt basis. Unless this Agreement has been validly terminated pursuant to Section 8.1, the Company shall not take any action to exempt any person other than Parent or the Merger Subs from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply. The Company agrees that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.3.

(e) Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (nor shall any of the following constitute a Company Adverse Change Recommendation) (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by applicable Laws, (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (iv) informing any Person of the existence of the provisions contained in this Section 5.3, (v) making any disclosure to the stockholders of the Company (including regarding the business, financial condition or results of operations of the Company) that the Company Board has determined to make in good faith, it being understood that any such statement or disclosure made by the Company Board must be subject to the terms and conditions of this Agreement or (vi) making a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto.

(f) Notwithstanding anything to the contrary in this Section 5.3, any action, or failure to take action, that is taken by a director or officer of the Company or the Company Subsidiary or by any Representative of the Company or the Company Subsidiary acting at the Company’s or the Company Subsidiary’s direction, in each case, in violation of this Section 5.3, shall be deemed to be a breach of this Section 5.3 by the Company.

Section 5.4 Company Board Recommendation.

(a) During the Interim Period, neither the Company Board nor any committee thereof shall (i) (A) withdraw or qualify (or modify in a manner adverse to Parent), or otherwise propose to withdraw or qualify (or modify in a manner adverse to Parent), the Company Board Recommendation, (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal, (C) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10) Business Days after the public disclosure of such Acquisition Proposal and reaffirm the Company Board Recommendation within such ten (10) Business Day period (or, if earlier, by the second (2nd) Business Day prior to the Company Stockholders Meeting), or (D) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus or the Form S-4 (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement).

(b) Notwithstanding anything to the contrary contained in Section 5.4(a) or elsewhere in this Agreement, at any time prior to the Company Stockholder Approval being obtained:

(i) In the event that (x) if the Company has received a bona fide written Acquisition Proposal, from and after the date hereof, from any Person that has not been withdrawn and did not result from a material breach of Section 5.3(b) and (y) after consultation with the Company’s financial advisors and outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Proposal, the Company Board may make a Company Adverse Change Recommendation if and only if: (1) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so in the manner contemplated by this Section 5.4(b) would be inconsistent with the fiduciary duties of the Company Board under applicable Laws; (2) the Company shall have given Parent prior written notice of its intention to make a Company Adverse Change Recommendation at least five (5) Business Days prior to making any such Company Adverse Change Recommendation (a “Determination Notice”) (which notice, or the public disclosure thereof, shall not constitute a Company Adverse Change Recommendation); and (3) (x) the Company shall have provided to Parent a summary of the terms and conditions of the Acquisition Proposal, in accordance with Section 5.3(d) (including copies of all transaction documents relating to such Acquisition Proposal), (y) the Company shall have given Parent five (5) Business Days (the “Match Period”) after delivery of the Determination Notice to propose revisions to the terms of this Agreement or make other proposals so that such Acquisition Proposal would cease to constitute a Superior Proposal and shall have made itself and its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) during the Match Period with respect to such proposed revisions or other proposal, if any, and (z) after considering the terms of this Agreement and any binding written proposals (which continue to remain able to be accepted by the Company) made by Parent, if any, prior to 11:59 p.m. Eastern Time on the last day of the Match Period, the Company Board shall have determined, in good faith, that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to make the Company

Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Company Board under applicable Laws. The issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) under the Exchange Act shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 5.4. The provisions of this Section 5.4(b)(i) shall also apply to any material amendment, modification or adjustment to any Acquisition Proposal and require a new Determination Notice, except that the Match Period shall be deemed to be three (3) Business Days; provided, for purposes of this sentence, that any change to the price or form of consideration shall constitute a material amendment to an Acquisition Proposal; and

(ii) other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so in the manner contemplated by this Section 5.4(b) would be inconsistent with the fiduciary duties of the Company Board under applicable Laws; (B) the Company shall have given Parent a Determination Notice at least five (5) Business Days prior to making any such Company Adverse Change Recommendation (which notice describes the Change in Circumstance in reasonable detail and which notice, or the public disclosure thereof, shall not constitute a Company Adverse Change Recommendation); and (C) (1) the Company shall have given Parent five (5) Business Days after the delivery of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to do so) during such five (5) Business Day period with respect to such proposed revisions or make other proposals such that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, if any, and (2) after considering the terms of this Agreement and any binding written proposals made by Parent, if any, prior to 11:59 p.m. Eastern Time on the fifth (5th) Business Day following delivery of the Determination Notice, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would still be inconsistent with the fiduciary duties of the Company Board under applicable Laws. For the avoidance of doubt, the provisions of this Section 5.4(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance, and require a new Determination Notice, except that the references to five (5) Business Days shall be deemed to be two (2) Business Days.

Section 5.5 Preparation of the Form S-4, Schedule 13e-3 and the Proxy Statement/Prospectus; Company Stockholders Meeting.

(a) As promptly as reasonably practicable (and in any event within forty-five (45) days following the execution of this Agreement), the Company (with Parent’s reasonable cooperation) shall prepare a mutually acceptable Proxy Statement/Prospectus (as part of the Form S-4), and Parent (with the Company’s reasonable cooperation) shall prepare and file with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Class A Common Stock to be issued in connection with the Mergers, and the Company and Parent shall cooperate to, concurrently with the preparation and filing of the Proxy Statement/Prospectus, jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (such transaction statement, including all exhibits thereto, as amended or supplemented, the “Schedule 13e-3”).

(i) Each of Parent and the Company shall use its reasonable best efforts to (A) cause the Form S-4, Schedule 13e-3 and the Proxy Statement/Prospectus to comply in all material respects with the applicable rules and regulations promulgated by the SEC, (B) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Form S-4, take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of Parent Class A Common Stock in connection with the Mergers and (C) keep the Form S-4 effective through the Closing in order to permit the consummation of the Mergers. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4, Schedule 13e-3 and the Proxy Statement/Prospectus. As promptly as practicable after the Form S-4 shall have become effective, the Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus and the Schedule 13e-3 to be filed and mailed to its stockholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus or the Schedule 13e-3 will be made by the Company, in each case without providing the other Party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable Party in good faith) thereon if reasonably practicable; provided that, without limiting the generality of this Section 5.5, with respect to documents filed by a Party which are incorporated by reference in the Form S-4, Schedule 13e-3 or the Proxy Statement/Prospectus, this right to review and comment shall apply only with respect to information relating to the other Party or such other Party’s business, financial condition or results of operations or this Agreement or the Transactions. If, at any time prior to the Effective Time, any information relating to Parent or the Company or any of their respective affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Form S-4, Schedule 13e-3 or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, at the time and in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other Party to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders. Subject to applicable Law, each Party shall notify the other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Class A Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus, Schedule 13e-3 or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between either Party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement/Prospectus, Schedule 13e-3, the Form S-4 or the Mergers.

(ii) Prior to filing of the Form S-4, Parent (and the Merger Subs) and the Company shall use their respective reasonable best efforts to execute and deliver to Latham & Watkins LLP, counsel to Parent (“Parent Counsel”), and to Cooley LLP, counsel to the Company (“Company Counsel”), the applicable Tax Representation Letters referenced in Section 6.12(b). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, and prior to the effectiveness of the Form S-4: (A) Parent shall use its reasonable best efforts to cause Parent Counsel to deliver to Parent a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (B) the Company shall use its reasonable best efforts to cause Company Counsel to deliver a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, in each case, which tax opinions shall provide that, subject to customary exceptions, assumptions and qualifications, for U.S. federal income tax purposes, the Mergers, taken together as a single integrated transaction, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Subject to the earlier termination of this Agreement in accordance with Section 8.1, the Company shall (i) as promptly as reasonably practicable after the initial filing of the Form S-4 with the SEC and in consultation with Parent, conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Stockholders Meeting and (ii) duly call, give notice of, convene and hold a meeting of the Company Stockholders for the purpose of seeking the Company Stockholder Approval (as it may be adjourned or postponed as provided below, the “Company Stockholders Meeting”) as soon as reasonably practicable after the date hereof, and the Company shall submit such proposal to the Company Stockholders at the Company Stockholders Meeting and shall not submit any other proposal to the Company Stockholders in connection with the Company Stockholders Meeting (other than an advisory vote regarding merger-related compensation and a customary proposal regarding adjournment of the Company Stockholders Meeting) without the prior written consent of Parent. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its organizational documents or in connection with a postponement or adjournment of the Company Stockholders Meeting permitted hereunder. The Company agrees (i) to provide Parent with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports in the last ten (10) Business Days prior to the Company Stockholders Meeting), (ii) to give written notice (which, for the avoidance of doubt, may be given via email), and (iii) to provide copies of all meeting materials prepared by the Company and its Representatives for the Company Stockholders Meeting (as may be reasonably requested by Parent in advance of the Company Stockholders Meeting) to Parent one (1) Business Day prior to, and on the date of, the Company Stockholders Meeting, indicating whether, as of such date, sufficient proxies representing the Company Stockholder Approval have been obtained. Unless there has been a Company Adverse Change Recommendation in accordance with this Agreement, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Company’s stockholders or any other Person to prevent the Company Stockholder Approval from being obtained; provided that the Company shall control the strategy for such defense.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Stockholders Meeting without Parent’s prior written consent (not to be unreasonably withheld, delayed or conditioned); provided that without Parent’s prior written consent, the Company may adjourn or postpone the Company Stockholders Meeting (i) after consultation with Parent, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus, Schedule 13e-3 or S-4 required by Law is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting or (ii) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum at the Company Stockholders Meeting or to obtain the Company Stockholder Approval, to allow reasonable additional time for solicitation of proxies for purposes of obtaining a quorum or the Company Stockholder Approval; provided that unless agreed to in writing by Parent, (x) any such adjournment or postponement shall be for a period of no more than ten (10) Business Days, and (y) the Company shall only be permitted to effect no more than three (3) such adjournments or postponements pursuant to this clause (ii) without the prior written consent of Parent. The Company shall use its reasonable best efforts to (A) solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and approval of the Transactions, including the Mergers, and (B) take all other action necessary or advisable to secure the Company Stockholder Approval, including, unless the Company Board has validly made a Company Adverse Change Recommendation in accordance with Section 5.3, by communicating to the Company Stockholders the Company Board Recommendation and including such Company Board Recommendation in the Proxy Statement/Prospectus. Notwithstanding any Company Adverse Change Recommendation, unless this Agreement is terminated in accordance with its terms, (x) the Company Stockholders Meeting shall be convened and this Agreement shall be submitted to the Company Stockholders for approval at the Company Stockholders Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation and (y) all other obligations of the Parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal).

ARTICLE VI. ADDITIONAL AGREEMENTS

Section 6.1 Access; Confidentiality; Notice of Certain Events.

(a) During the Interim Period, to the extent permitted by applicable Law, the Company shall, and shall cause the Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance written notice to the Company’s and the Company Subsidiary’s offices, properties, Contracts, personnel, books and records, and during such period, the Company shall, and shall cause the Company Subsidiary to, use reasonable best efforts to furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request for purposes of consummating the Mergers or reasonable transition and integration planning; provided, that any such access shall be conducted at Parent’s sole cost and expense, at a reasonable time during the Company’s normal business hours, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company or create material risk of damage or destruction to any material assets or property and the Company shall be permitted to provide such information electronically or by other remote access where practicable. Any such access shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing. Notwithstanding the foregoing, the Company shall not be required by this Section 6.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement or similar obligation with a third party entered into prior to the date hereof (provided, however, that, at Parent’s written request, the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which, in the reasonable good faith judgment of the Company, would violate applicable Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which, in the reasonable good faith judgment of the Company, would cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that such access or disclosure would not jeopardize attorney-client, attorney work product or other legal privilege). Anything in this Section 6.1 to the contrary notwithstanding, nothing in this Section 6.1 shall be construed to require the Company to (i) prepare or produce any financial statements, projections, reports, analyses, appraisals or opinions that are not prepared in the ordinary course of business and otherwise readily available or, other than to the extent expressly provided or (ii) disclose any valuations of the Company or other materials prepared in connection with the Transactions or the evaluation of any other strategic alternative prior to the date of this Agreement.

(b) Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c) The Company shall give prompt notice to Parent, and Parent shall give prompt written notice to the Company (subject to Section 6.2(a)), (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Mergers or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other Transactions, (ii) of any Proceeding commenced or, to such Party’s Knowledge, threatened against such Party or any of its Subsidiaries, affiliates, directors or officers or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, affiliates, directors or officers, in each case in connection with, arising from or otherwise relating to the Mergers or any other transaction contemplated by this Agreement, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or the Company Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof or otherwise limit or affect the remedies available hereunder to the other Party; provided, further, that the Company’s obligations, actions or inactions pursuant to this Section 6.1(c), in each case and in and of themselves, shall be deemed excluded for purposes of determining whether the condition set forth in Section 7.2(b) has been satisfied.

(d) During the Interim Period, the Company shall use reasonable best efforts to cooperate with Parent, at Parent’s request, in connection with Parent’s efforts to obtain any financing required to fund all or any portion of the Cash Consideration payable to Company Stockholders pursuant to this Agreement, including by providing such customary information, documentation, access to management and other assistance as may be reasonably requested by Parent; provided that the Company shall not be required to take any action pursuant to this Section 6.1(d) that would (i) unreasonably interfere with the ongoing operations of the Company;(ii) cause any representation or warranty in this Agreement to be breached, any condition to the Closing to fail to be satisfied, (iii) require the Company to incur any liability or expense that is not promptly reimbursed by Parent, (iv) encumber any of the assets of the Company or Company Subsidiary or otherwise be an issuer, guarantor or other obligor with respect to the financing, in each case of this clause (iv), prior to Closing or (v) prepare any financial statements or information that are not prepared in the ordinary course of its financial reporting practice.

Section 6.2 Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use, and shall cause their respective affiliates to use, their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to satisfy the conditions to the Closing and consummate and make effective the Transactions as soon as reasonably practicable and in any event prior to the Outside Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents from third parties, (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions and (iv) defending or contesting in good faith any Proceeding brought by a Governmental Entity properly possessing jurisdiction to review the Transactions that would prevent, impair or materially delay the consummation of the Transactions. Notwithstanding anything to the contrary herein, but excluding the matters described in Section 6.2(a)(i), no Party hereto shall be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any liability that is not conditioned upon the consummation of the Merger, to obtain any consent of any Person (including any Governmental Entity) under any Contract.

(b) Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective affiliates, if applicable, to): promptly, but in no event later than 10 Business Days after the date hereof (or such later date as may be agreed in writing between antitrust counsel for each Party), file Notification and Report forms as required by the HSR Act and a briefing paper with the United Kingdom Competition and Markets Authority (the “CMA”) with respect to the Transactions.

(c) Without limiting the generality of anything contained in this Section 6.2, during the Interim Period, each Party hereto shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry by a Governmental Entity, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Party prompt notice of the making or commencement of any request, inquiry, investigation or Proceeding brought by a Governmental Entity with respect to the Transactions, (iii) promptly and regularly keep the other Party informed as to the status of any such request, inquiry, investigation, action or Proceeding, (iv) promptly inform the other Parties of any communication to or from the FTC, DOJ, CMA or any other Governmental Entity in connection with any such request, inquiry, investigation, action or Proceeding, (v) promptly furnish to the other Party copies of material documents, communications or materials provided to or received from any Governmental Entity and material details or any oral communications in connection with any such request, inquiry, investigation, action or Proceeding, provided that documents provided pursuant to this provision may be (A) redacted as necessary to comply with contractual arrangements, to remove references to valuation of the Company or to preserve legal privilege and (B) subject to an appropriate confidentiality agreement, be disclosed only to outside counsel and outside consultants retained by such counsel, and (vi) except as may be prohibited by any Governmental Entity or by any applicable Law, in connection with any such request, inquiry, investigation, action or Proceeding in respect of the Transactions, each Party hereto shall provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation or Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or Proceeding; provided, however, and notwithstanding the foregoing or anything in this Agreement to the contrary, but without limiting the obligations set forth in this Section 6.2, Parent will solely, on behalf of the Parties, determine, direct, and control strategy for dealing with any Governmental Entity with respect to obtaining or concluding the authorizations, consents, orders, clearances and approvals of all Governmental Entities and officials that may be or become necessary or advisable for the performance of each Party’s obligations pursuant to this Agreement, and the Company will use its reasonable best efforts to act consistently with such directives and strategy; provided, further, that Parent will consult in advance with, and consider in good faith the views of, the Company in respect of strategy for dealing with any Governmental Entity and obtaining or concluding such authorizations. Each Party shall respond as promptly as practicable to requests for information, documentation, other material or testimony that may be reasonably requested by any Governmental Entity, including by replying at the earliest reasonably practicable date to any reasonable request for additional information, documents or other materials, including any “second request” under the HSR Act, received by any Party or any of their respective Subsidiaries from any Governmental Entity in connection with the Transactions. Parent shall pay all filing fees under the HSR Act and other Antitrust Laws. Neither Party shall commit to or agree with any Governmental Entity to enter into any timing agreement, stop the clock, stay, toll or extend, any applicable waiting period, or pull and refile under the HSR Act, or any other applicable Antitrust Laws, or agree with any Governmental Entity not to consummate the Transactions for any period of time, in each case without the prior written consent of the other Party.

(d) In furtherance and not in limitation of this Section 6.2(d), Parent agrees to promptly take, and cause its affiliates to take, any and all actions necessary to cause the prompt expiration or termination of any applicable waiting period, obtain any consent, permit, authorization, waiver or clearance under the HSR Act or other Antitrust Laws, resolve objections, if any, of the FTC, DOJ, CMA or any other Governmental Entities with respect to the Transactions under the HSR Act or other Antitrust Laws, avoid the commencement of a Proceeding by the FTC, the DOJ, the CMA or other Governmental Entities, and avoid the entry of, effect the dissolution of, or to eliminate, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Company Stockholder Approval being obtained beyond the Outside Date, and to otherwise promptly take all actions to resolve any objections and take all actions requested or required by any Governmental Entity under applicable Antitrust Laws, including (i) negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, intellectual property, product lines, service lines, data or access to data, or businesses of Parent, or the Company or any of their respective affiliates, (ii) terminating existing relationships, contractual rights or obligations of the Company, Parent or any of their respective affiliates, (iii) terminating any venture or other arrangement, (iv) creating any relationship, contractual rights or obligations of the Company, Parent or any of their respective affiliates, (v) effectuating any other change or restructuring of the Company, Parent or any of their respective affiliates and (vi) otherwise taking or committing to take any actions with respect to the businesses, assets, contractual rights, intellectual property, product lines, service lines, or data or access to data of the Company, Parent or any of their respective affiliates. For the avoidance of doubt, however, Parent shall not be obligated to propose, accept, or otherwise commit to seek prior approval from any Governmental Entity for any future transaction except as otherwise required by applicable law. The Parties shall oppose and defend through litigation or another Proceeding on the merits any claim asserted in court or another venue by any Person, including any Governmental Entity, under Antitrust Laws in order to avoid entry of, or to promptly have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing; provided that such litigation or other Proceeding in no way limits the obligation of Parent to promptly take all actions and steps to eliminate each and every impediment identified herein. Notwithstanding anything to the contrary contained in this Section 6.2 or elsewhere in this Agreement, none of Parent, the Company or any of their respective affiliates shall be required to propose, execute, carry out or agree or submit to any condition, limitation or remedy (x) that is not conditioned on the consummation of the Merger or (y) that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of (A) the Company and the Company Subsidiary (taken as a whole), or (B) Parent and the Parent Subsidiaries (taken as a whole) (assuming solely for this purpose that Parent and the Parent Subsidiaries are the size of the Company and the Company Subsidiary (taken as a whole)).

(e) Parent agrees that it shall not, and shall not permit any of its affiliates to, directly or indirectly, acquire or agree to acquire any material equity or assets (including exclusive licenses) of any Person, if the entering into of an agreement relating to or the consummation of such acquisition would reasonably be expected to (i) materially delay the expiration or termination of any applicable waiting period or materially delay the obtaining of any authorization, consent, clearance, approval or order of a Governmental Entity necessary to consummate the Merger and the other transactions contemplated by this Agreement, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Laws, or (ii) otherwise materially impede, delay or prevent the consummation of the Mergers and the other transactions contemplated by this Agreement. For the avoidance of doubt, this Section shall not restrict Parent or any of its affiliates from acquiring or agreeing to acquire any Person or business whose acquisition would not reasonably be expected to result in any of the effects described in the immediately preceding sentence.

(f) Notwithstanding anything to the contrary contained in this Section 6.2 or elsewhere in this Agreement, nothing in this Section 6.2 shall limit, restrict or otherwise prohibit Parent or any of its affiliates from negotiating, entering into or consummating any Parent Transaction.

Section 6.3 Publicity. During the Interim Period, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Mergers, the other Transactions or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Mergers, the other Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Parties shall not be required by this Section 6.3 to provide any such review or comment to the other Party relating to any dispute between the Parties relating to this Agreement; provided, further, that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.3; provided, further, that the obligations set forth in this Section 6.3 shall not apply to any communication regarding an Acquisition Proposal to the extent in accordance with Section 5.3(c) or a Company Adverse Change Recommendation to the extent in accordance with Section 5.4.

Section 6.4 D&O Insurance and Indemnification.

(a) For six (6) years from and after the Effective Time, Parent shall cause the Surviving Company to indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiary (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director, employee or other fiduciary of the Company or the Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or the Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Persons in existence on the date of this Agreement and made available to Parent prior to the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Company’s or its Subsidiaries’ respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and made available to Parent prior to the date of this Agreement shall survive the Transactions, including the Mergers, and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Company on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b) For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and made available to Parent prior to the date of this Agreement, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers or any of the other Transactions).

(c) At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiary with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase only as much coverage as reasonably practicable for the Base Amount. The Company shall in good faith cooperate with Parent prior to Closing with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(d) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.4. The rights and obligations under this Section 6.4 shall survive consummation of the Mergers and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 6.4, each of whom may enforce the provisions thereof.

Section 6.5 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other Transactions. No Company Adverse Change Recommendation shall change, or be deemed to change, or permit the Company or the Company Board to change, in any manner or respect, the approval of the Company Board for purposes of causing any Takeover Statute to be inapplicable to the Mergers or any of the other Transactions.

Section 6.6 Parent and Merger Subs Obligations.

(a) Parent will execute the Merger Subs Stockholder Consents and deliver copies thereof to the Company within one (1) Business Day after the execution of this Agreement. Parent shall take all action necessary to cause the Merger Subs to perform their obligations under this Agreement and to consummate the Transactions, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, any breach by either of the Merger Subs of the covenants of such Merger Sub under this Agreement shall also be deemed to be a breach of this Agreement by Parent. Parent shall vote or cause to be voted any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries or which it or any of its Subsidiaries has the power to cause to be voted, in favor of the adoption of this Agreement and all other proposals recommended by the Company Board at the Company Stockholders Meeting or any other meeting of stockholders of the Company at which this Agreement shall be submitted for adoption, including all adjournments, recesses or postponements thereof; provided that such agreement to vote in favor of the adoption of this Agreement and such other proposals shall terminate, and Parent and the Parent Subsidiaries shall have no obligation with respect thereto, in the event that the Company Board effects a Company Adverse Change Recommendation.

(b) In the event that the Closing has not occurred on or before June 30, 2027, upon the Company’s request, Parent shall cooperate in good faith to identify, negotiate, and obtain such additional third-party financing for the Company as may be mutually agreed by the Parties to be necessary or appropriate to fund the Company’s ordinary course operating expenses.

Section 6.7 Rule 16b-3. Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.8 Stockholder Litigation. The Company shall provide Parent prompt notice of any litigation brought by any stockholder of the Company or purported stockholder of the Company against the Company, any of its Subsidiaries or any of their respective directors or officers relating to the Mergers or any of the other Transactions or this Agreement, and shall keep Parent informed on a prompt and timely basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its affiliates (including the Surviving Company and its Subsidiaries) or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its affiliates (including the Surviving Company and its Subsidiaries). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.8 and Section 5.1 or Section 6.2, the provisions of this Section 6.8 shall control. The Company may agree to any mooting disclosure in respect of any litigation against the Company, any of its Subsidiaries or any of their respective directors or officers relating to the Mergers or any of the other Transactions or this Agreement only if it has received Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.9 Termination of Registration. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to terminate the registration of the Company Common Stock under the Exchange Act; provided that such termination shall not be effective until at or after the Effective Time.

Section 6.10 Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office (in his or her capacity as such) as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 6.11 Stock Exchange Listing. Parent shall take all necessary action to cause the shares of Parent Class A Common Stock to be issued in connection with the Mergers to be approved for listing on Nasdaq, subject to official notice of issuance.

Section 6.12 Certain Tax Matters.

(a) None of the Parties shall (and each Party shall cause its respective Subsidiaries not to) take any action (or fail to take any action) which action (or failure to act) would reasonably be expected to prevent or impede the Mergers, taken together as a single integrated transaction, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by a determination as such term is used in Section 1313 of the Code, shall report, for U.S. federal income Tax purposes, the Mergers, taken together, as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the Parties and their respective affiliates and Representatives shall reasonably promptly notify the other Party when such notifying Party becomes aware of the existence of any fact that would reasonably be expected to prevent or impede the Mergers, taken together as a single integrated transaction, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (and whether the terms of this Agreement could be, using commercially reasonable efforts, amended in order to facilitate the Mergers, taken together as a single integrated transaction, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code).

(b) (i) The Company shall use its reasonable best efforts to deliver (x) to Company Counsel and Parent Counsel a representation letter (the “Company Tax Representation Letter”) in a form substantially similar to Exhibit A, dated both as of the date of the Tax opinions referenced in Section 5.5(a)(ii) and (y) to Company Counsel the Company Tax Representation Letter, dated as of the Closing Date, in each case, signed by an officer of the Company and containing representations of the Company, and (ii) Parent (and the Merger Subs) shall use their reasonable best efforts to deliver (x) to Parent Counsel and Company Counsel a representation letter (the “Parent Tax Representation Letter” and, together with the Company Tax Representation Letter, the “Tax Representation Letters”), in a form substantially similar to Exhibit B dated both as of the date of the Tax opinions referenced in Section 5.5(a)(ii) and (y) to Company Counsel the Parent Tax Representation Letter, dated as of the Closing Date, in each case, signed by an officer of Parent (and the Merger Subs) and containing representations of Parent (and the Merger Subs); provided that the Tax Representation Letters shall be reasonably satisfactory in form and substance to Parent Counsel and Company Counsel, respectively, and reasonably necessary or appropriate to enable (I) Parent Counsel to render the tax opinion described in Section 5.5(a)(ii) and (II) Company Counsel to render the applicable tax opinions described in Section 5.5(a)(ii) and Section 7.3(d) and Parent Counsel and Company Counsel shall be entitled to rely upon such representations in rendering any such opinions. Each of Parent (and the Merger Subs) and the Company shall cooperate in good faith with one another to carry out this Section 6.12 and to obtain the applicable tax opinions described in Section 5.5(a)(ii) or Section 7.3(d), as applicable. In the event counsel other than Company Counsel is to render the tax opinion described in Section 7.3(d), references in this Section 6.12(b) to Company Counsel shall be deemed references to such other counsel, as applicable.

(c) FIRPTA Certificate. Prior to the Closing, the Company shall deliver to Parent a certification, dated as of the Closing Date, that the shares of Company Common Stock are not United States real property interests as defined in Section 897(c) of the Code, together with a notice to the IRS, in accordance with Treasury Regulations under Sections 897 and 1445 of the Code.

Section 6.13 Employee Matters.

(a) Parent shall assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended prior to the Closing as permitted pursuant to the terms of such Company Benefit Plans and this Agreement. Effective as of the Effective Time and for a period of twelve (12) months thereafter, Parent shall provide to each employee of the Company and Company Subsidiary who continues to be employed by Parent or any Subsidiary thereof (the “Continuing Employees”), (i) a base salary or wage rate, as applicable, that is no less favorable than those in effect for such Continuing Employee immediately prior to Closing, and (ii) employee benefits (including retirement and health and welfare benefits, but excluding cash and equity compensation) that, in the aggregate, are no less favorable in the aggregate to those in effect for such Continuing Employee immediately prior to Closing.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and the Parent Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), Parent and the Parent Subsidiaries shall use commercially reasonable efforts to provide each Continuing Employee, subject to applicable law and applicable tax qualification requirements, credit for his or her years of service with the Company and the Company Subsidiary and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent (i) that its application would result in a duplication of benefits, (ii) for any purpose under any defined benefit retirement plan, retiree welfare plan, equity-based incentive plan or long-term incentive plan, (iii) for purposes of any plan, program or arrangement under which similarly situated employees of Parent and the Parent Subsidiaries do not receive credit for prior service or (iv) for purposes of any plan that is grandfathered or frozen, either with respect to level of benefits or participation. In addition, and without limiting the generality of the foregoing, (x) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Subsidiary shall use its commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, unless such conditions were not waived under the Company Benefit Plan of the same type in which such Continuing Employee participated immediately prior to the Effective Time (“Old Plan”) and (y) Parent and its applicable Subsidiary shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible and maximum out-of- pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Unless otherwise directed by Parent in writing at least five (5) Business Days before the Effective Time, the Company shall take all necessary actions to terminate its 401(k) plan, with such termination effective as of no later than the date immediately preceding the Closing Date. The Company shall provide Parent with a copy of any resolutions or other corporate action (the form and substance of which shall be subject to review and approval by Parent) evidencing that the Company’s 401(k) plan will be terminated effective as of no later than the date immediately preceding the Closing Date, contingent upon the Effective Time, and will adopt any necessary amendments to the Company’s 401(k) plan to effect such termination. Prior to and conditioned upon termination of the Company’s 401(k) plan, the Company shall take any action necessary to fully vest any and all unvested amounts of the accounts of all participants in the Company’s 401(k) plan that are impacted by such termination. If the Company’s 401(k) plan is terminated pursuant to this Section 6.13(c), then as soon as practicable following the 401(k) plan termination date, Parent shall permit all Continuing Employees who were eligible to participate in the Company’s 401(k) plan immediately prior to the 401(k) plan termination date to participate in Parent’s 401(k) plan and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the Company’s terminated 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan, except in each case, as may be prohibited by Parent’s 401(k) plan or to the extent accepting such transfers would adversely affect the tax-qualified status of Parent’s 401(k) plan.

(d) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.13 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or the Surviving Company or (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

ARTICLE VII. CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to Each Party’s Obligations to Effect the Mergers. The respective obligations of each Party to consummate the Mergers shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part (to the extent permitted by applicable Law) by Parent, the Merger Subs and the Company in writing, as the case may be:

(a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Nasdaq Listing. The shares of Parent Class A Common Stock to be issued in the Mergers shall have been approved for listing on the Nasdaq (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

(d) Government Consents and Clearances. (i) Any waiting period (and any extensions thereof) applicable to the Transactions under the HSR Act shall have expired or terminated, (ii) any agreements with a Governmental Entity pursuant to which the Parties mutually agreed not to consummate the transactions contemplated by this Agreement until a specified time shall have expired or terminated and (iii) any filing or consent (including the regulatory consents) shall have been approved, communicated, issued, submitted, obtained or provided, as applicable, or the applicable waiting periods under such applicable Laws will have passed or expired, in each case, as set forth on Section 7.1(d) of the Company Disclosure Letter.

(e) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Mergers (each of the conditions in clauses “(d)” and “(e)”, the “Regulatory Conditions”).

Section 7.2 Conditions to Obligations of Parent. The obligations of Parent and the Merger Subs to consummate the Mergers shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part (to the extent permitted by applicable Law) by Parent and the Merger Subs in writing, as the case may be:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1(a) (other than the last sentence of Section 3.1(a)), the first sentence of Section 3.1(b), Section 3.2 (other than the first sentence of each of Section 3.2(a), Section 3.2(b) and Section 3.2(c)), Section 3.3, Section 3.23, Section 3.24 or Section 3.26 (A) that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date) and (B) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (ii) the representations and warranties of the Company set forth in Section 3.2(a) (first sentence only), Section 3.2(b) and Section 3.2(c) shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (iii) the representations and warranties of the Company set forth in Section 3.8(a) shall be true and correct in all respects; and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date hereof and shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Covenants. The Company shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the Effective Time.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred on or after the date of this Agreement and be continuing as of immediately prior to the Effective Time.

(d) Company Officer Certificate. Parent and the Merger Subs shall have received from the Company a certificate, dated as of the Closing Date and signed by its chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in clauses (a), (b) and (c) immediately above have been satisfied.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Mergers shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part (to the extent permitted by applicable Law) by the Company:

(a) Representations and Warranties. (i) The representations and warranties of Parent and the Merger Subs set forth in Section 4.1 (other than the last sentence of Section 4.1), Section 4.3 and Section 4.13 (A) that are qualified by materiality or Parent Material Adverse Effect shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date) and (B) that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (ii) the representations and warranties of Parent and Merger Subs set forth in Section 4.8(a) shall be true and correct in all respects; (iii) the representations and warranties of Parent and the Merger Subs set forth in Section 4.2 shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); and (iv) the other representations and warranties of Parent and the Merger Subs set forth in this Agreement (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date hereof and shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and the Merger Subs shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the Closing.

(c) No Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred on or after the date of this Agreement and be continuing as of immediately prior to the Effective Time.

(d) Tax Opinions. The Company shall have received a written opinion from Company Counsel (or another nationally recognized law firm reasonably satisfactory to the Company (“Alternative Counsel”)), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, subject to customary exceptions, assumptions and qualifications, for U.S. federal income Tax purposes, the Mergers, taken together, will constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “Closing Tax Opinion”). In rendering the Closing Tax Opinion, Company Counsel (or, if applicable, Alternative Counsel) may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter. If Company Counsel is unable or unwilling to render the Closing Tax Opinion, the Parties agree that Latham & Watkins LLP may render the Closing Tax Opinion.

ARTICLE VIII. TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time before the Effective Time by action of Parent or the Company (as applicable) only as follows (with any termination by Parent also being an effective termination by the Merger Subs):

(a) by mutual written consent of Parent and the Company;

(b) by the Company, in the event that (i) Parent or the Merger Subs shall have breached or failed to perform their respective representations, warranties covenants or agreements under this Agreement (other than a breach of Section 6.2(e), which shall not give rise to a termination right), which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is not capable of being cured by Parent or the Merger Subs, as applicable, by the Outside Date or, if capable of being cured, shall not have been cured by Parent or the Merger Subs on or before the earlier of (x) the Outside Date and (y) the date that is twenty (20) calendar days following the Company’s delivery of written notice to Parent of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if the Company is then in material breach of this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied;

(c) by Parent, in the event that (i) the Company shall have breached or failed to perform its representations, warranties, covenants or agreements under this Agreement which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is not capable of being cured by the Company by the Outside Date or, if capable of being cured, is not cured by the Company before the earlier of (x) the Outside Date and (y) the date that is twenty (20) calendar days following Parent’s delivery of written notice of such breach or failure to perform; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent or the Merger Subs is then in material breach of this Agreement which breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied;

(d) by either Parent or the Company if the Effective Time shall not have occurred on or prior to 5:00 p.m. New York City time on April 20, 2027 (the “Outside Date”); provided that if, on the Outside Date, all of the conditions to Closing, other than any Regulatory Condition and those conditions to Closing that by their nature are to be satisfied at Closing (provided such conditions are capable of being satisfied were Closing to occur at such time), shall have been satisfied or validly waived, then the Outside Date shall automatically be extended for all purposes hereunder to October 20, 2027, which date shall thereafter be deemed to be the Outside Date; provided, further, that if on such extended Outside Date, any such condition shall not have been satisfied or validly waived, then the Outside Date shall automatically be extended for all purposes hereunder to April 20, 2028, which date shall thereafter be deemed to be the Outside Date; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Closing to occur prior to such time on the Outside Date is attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(e) by Parent, if prior to obtaining the Company Stockholder Approval, the Company Board shall have effected a Company Adverse Change Recommendation;

(f) by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) if the issuance of such final, non-appealable order, injunction, decree or ruling is attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(g) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(h) by the Company, if the Parent Stock Price as finally determined pursuant to the terms of this Agreement is less than the Lower Floor Price; provided that the termination right pursuant to this Section 8.1(h) may only be exercised by the Company following the final determination of the Exchange Ratio pursuant to this Agreement and on or prior to 8:00 a.m. (New York City Time) on the date that the Closing would otherwise be required to occur pursuant to Section 1.3.

Section 8.2 Effect of Termination.

(a) In the event of the valid termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect and there shall be no liability on the part of Parent, the Merger Subs or the Company, and all rights and obligations of any Party hereto shall cease, except that the Confidentiality Agreement, the last sentence of Section 6.1(d), this Section 8.2, Section 8.3, Section 9.1 and Section 9.3 through Section 9.12 (and Annex I and the other definitions herein to the extent applicable to such Sections) shall survive such termination; provided that no such termination shall relieve any Party of any liability or damages for fraud or willful breach of this Agreement prior to such termination. For purposes of this Agreement: (i) “willful breach” shall mean an action or omission taken or omitted to be taken that the breaching Party intentionally takes (or fails to take) and actually knows would, or knows would reasonably be expected to, be or cause a breach of this Agreement; and (ii) “fraud” shall mean common law fraud under Delaware Law that is committed with actual knowledge of falsity and with the intent to deceive or mislead another; provided, that “fraud” shall not include any claim based on constructive fraud, negligent misrepresentation, recklessness or any form of negligence or willful disregard; provided, further, that the Company shall be entitled and have the right to pursue and, to the extent awarded by a court of competent jurisdiction, recover damages in the name of and on behalf of the Company Stockholders to the fullest extent provided by Section 261(a)(1) of the DGCL in the case of any such willful breach or fraud by Parent or the Merger Subs; provided, that any such damages in respect of any damages lost by the Company Stockholders shall solely be recoverable and enforceable by and owed to the Company.

Section 8.3 Termination Fees.

(a) In the event that:

(i) Parent terminates this Agreement pursuant to Section 8.1(e); or

(ii) (A) Parent terminates this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(g), (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal after the date of this Agreement (and in the case of a termination pursuant to Section 8.1(g), prior to the Company Stockholders Meeting) and prior to such termination (unless publicly withdrawn prior to such termination, or in the case of a termination pursuant to Section 8.1(g), prior to the Company Stockholders Meeting) and (C) within 12 months after such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal that is subsequently consummated (provided that for purposes of this clause (C) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “80%”);

then, in any such event under clause “(i)” or “(ii)” of this Section 8.3(a), the Company shall pay or cause to be paid to Parent a cash fee equal to $76,806,179 (the “Termination Fee”) (x) in the case of Section 8.3(a)(i), within two (2) Business Days after such termination or (y) in the case of Section 8.3(a)(ii), within two (2) Business Days after the consummation of the Acquisition Proposal referred to in subclause (ii)(C) above; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. In the event that Parent or its designee shall receive full payment pursuant to this Section 8.3(a) and any payments required pursuant to Section 8.3(c), the receipt of the Termination Fee and such other payments shall be deemed to be liquidated damages and shall be the sole and exclusive remedy of the Parent Related Parties for any and all losses or damages suffered or incurred by the Parent Related Parties or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, the Merger Subs, their respective affiliates and any of its or their respective former, current or future officers, directors, partners, stockholders, equityholders, managers or members (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or other Proceeding against the Company, the Company Subsidiary, their respective affiliates and any of its or their respective former, current or future officers, directors, partners, stockholders, equityholders, managers or members arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(a)(ii) shall limit the rights of Parent or the Merger Subs under Section 9.12(b) or in the case of the Company’s fraud or willful breach. For the avoidance of doubt, Parent may seek specific performance to cause the Company to consummate the transactions in accordance with Section 9.12(b) or the payment of the Termination Fee pursuant to this Section 8.3(a), but in no event shall Parent be entitled to both (I) specific performance to cause the Company to consummate the Transactions in accordance with Section 9.12(b) and (II) the payment of the Termination Fee pursuant to this Section 8.3(a).

(b) In the event that:

(i) this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.1(f) (solely to the extent the applicable order, injunction, decree, ruling or other action underlying such termination (x) arises under the HSR Act or another Antitrust Law and (y) is primarily due to Parent’s breach of its obligations under Section 6.2(e)); or

(ii) (A) this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.1(d), (B) at the time of such termination, any Regulatory Condition arising under the HSR Act or another Antitrust Law has not been satisfied primarily due to Parent’s breach of its obligations under Section 6.2(e) and (C) all of the other conditions to Closing have been met (other than the conditions to Closing that are by their nature to be satisfied at the Closing) or have been satisfied or waived;

then Parent will promptly pay or cause to be paid to the Company a one-time cash amount equal to $76,806,179 (the “Reverse Termination Fee”), in cash, but in no event later than two (2) Business Days after such termination. In the event that the Company or its designee shall receive full payment pursuant to this Section 8.3(b) and any payments required pursuant to Section 8.3(c), the receipt of the Reverse Termination Fee and such other payments shall be deemed to be liquidated damages and shall be the sole and exclusive remedy of the Company Related Parties for any and all losses or damages suffered or incurred by any of the Company, the Company Subsidiary, their respective affiliates and any of its or their respective former, current or future officers, directors, partners, stockholders, equityholders, managers or members (collectively, “Company Related Parties”) or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company Related Parties or any other Person shall be entitled to bring or maintain any claim, action or other Proceeding against Parent or any of its affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(b) shall limit the rights of the Company under Section 9.12(b) or in the case of Parent’s fraud or willful breach. For the avoidance of doubt, the Company may seek specific performance to cause Parent to consummate the transactions in accordance with Section 9.12(b) or the payment of the Reverse Termination Fee pursuant to this Section 8.3(b), but in no event shall the Company be entitled to both (x) specific performance to cause Parent to consummate the Transactions in accordance with Section 9.12(b) and (y) the payment of the Reverse Termination Fee pursuant to this Section 8.3(b).

(c) Each Party acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement. Each Party further acknowledges that each of the Termination Fee and Reverse Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the other Party in the circumstances in which the Termination Fee or the Reverse Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company or Parent fails to pay in a prompt and timely manner any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as applicable, commences a Proceeding which results in a judgment against the other Party, the non-prevailing Party shall pay the other Party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such overdue amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE IX. MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise expressly provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b) At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and the Merger Subs, on the other hand, may, to the extent legally allowed and except as otherwise expressly set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, the Merger Subs or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. The conditions to each of the respective Parties’ obligations to consummate the Mergers and the other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law. No failure or delay by the Company, Parent or the Merger Subs in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties, covenants and agreements in this Agreement or in any certificate, schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time; provided that this Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance in whole or in part after the Effective Time.

Section 9.3 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Mergers are consummated.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt) or by electronic mail (notice deemed given upon transmission; provided that there is no return error message or other notification of non-delivery received by the sender), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Parent or the Merger Subs, to:

Tempus AI, Inc.

600 W. Chicago Avenue, Suite 510

Attention: Legal Department

Email: [***]

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Bradley Faris; Tessa Bernhardt; Jana Kovich

Email: bradley.faris@lw.com; tessa.bernhardt@lw.com; jana.kovich@lw.com

If to the Company, to:

Personalis, Inc.

6600 Dumbarton Circle

Fremont, CA 94555

Attention: Stephen Moore

Email: [***]

With a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attention: Bill Roegge; Laura Berezin

Email: broegge@cooley.com; lberezin@cooley.com

Section 9.5 Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a Section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive, and shall be interpreted as “and/or.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the first date set forth in the preamble to this Agreement. The phrase “made available,” when used in reference to anything made available to Parent, the Merger Subs, or any of their respective Representatives, in each case, shall be deemed to include anything (a) uploaded to the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the Transactions, (b) delivered to Parent or its Representatives or (c) publicly available, without redactions, on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC prior to the date of this Agreement, in each case, no later than the calendar day prior to the execution and delivery of this Agreement. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.6 Counterparts. This Agreement may be executed manually or by electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.7 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter and the documents or agreements attached as Exhibits or an Annex hereto, each of which are incorporated herein by reference) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, Parent and the Merger Subs shall be permitted to take the actions contemplated by this Agreement).

(b) Except as provided in Section 6.4, nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter and the document or agreements attached as Exhibits or an Annex hereto) including the documents and the instruments referred to herein or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Mergers is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Mergers are fulfilled to the extent possible.

Section 9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of Laws principles that would result in the application of the Law of any other state, except that matters relating to the fiduciary duties of the board of directors of Parent and matters that are specifically required by the NRS in connection with the Second Merger shall be governed by the Laws of the State of Nevada.

(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.9(b) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 9.10 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.12 Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Mergers or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, it is agreed that each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, in each case in accordance with Section 9.9, this being in addition to any other remedy to which such Party entitled under the terms of this Agreement at law or in equity.

(c) The Parties’ rights in this Section 9.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach or threatened breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

{Remainder of Page Intentionally Left Blank; Signature Page Follows}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officers thereunto duly authorized as of the date first written above.

Parent:

Tempus AI, Inc.

By:	/s/ James Rogers
Name: James Rogers
Title: Treasurer and Chief Financial Officer

Merger Sub I:

Aviary Development, Inc.

By:	/s/ James Rogers
Name: James Rogers
Title: Treasurer

Merger Sub II:

Toucan Development, LLC

By:	/s/ Andrew K. Polovin
Name: Andrew K. Polovin
Title: Manager

The Company:

Personalis, Inc.

By:	/s/ Chris Hall
Name: Chris Hall
Title: Chief Executive Officer

{Signature Page to Merger Agreement}

Annex I

Definitions

1. Certain Definitions. For the purposes of this Agreement, the term:

“Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition or exclusive license of assets of the Company equal to more than 20% of the fair market value of the Company’s consolidated assets or to which more than 20% of the Company’s consolidated revenues or earnings are attributable, (B) issuance or acquisition of more than 20% of the outstanding shares of capital stock of the Company (on an as converted to common basis), (C) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning more than 20% of the outstanding shares of capital stock of the Company (on an as converted to common basis) or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning more than 20% of the outstanding shares of capital stock of the Company (on an as converted to common basis) or more than 20% of the aggregate voting power of the Company, the surviving entity or the resulting direct or indirect parent of the Company or the surviving entity, in each case other than the Transactions.

“Advisor” means, with respect to any Person, each accountant, broker, investment banker, finder, financial advisor, consultant, legal counsel and other similar Person that is or has ever been retained by or authorized to act on behalf of, or is performing or has ever performed services for, such Person.

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including the U.S. domestic public bribery statute (18 U.S.C. 201), the U.S. Travel Act, legislation implementing the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions or the U.N. Convention Against Corruption, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act 2010.

“Antitrust Laws” means all applicable Law issued by a Governmental Entity that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly, including the HSR Act, Clayton Act, Sherman Act, Federal Trade Commission Act and Enterprise Act 2002.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which commercial banking and savings and loan institutions are authorized or required by applicable Law to be closed in New York, New York.

“Change in Circumstance” means any material event or development or material change in circumstances with respect to the Company that (a) was neither known to the Company Board nor reasonably foreseeable as of or prior to the date of this Agreement and (b) does not relate (i) to any Acquisition Proposal or (ii) the fact that the Company or Parent, as applicable, meets or exceeds any internal or published financial projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the securities of the Company or Parent, as applicable; provided, however, that the underlying reasons for such events in this subclause (ii) may constitute a Change in Circumstance, (iii) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond or debt prices), (iv) changes in GAAP or applicable Law or, in any such case, changes in the interpretation thereof or (v) natural disasters, epidemics or pandemics.

1

“Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect on the date hereof.

“Company Certificate” means the Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof.

“Company Equity Awards” means the Company Options, Company RSUs, and Company PSUs.

“Company Equity Plans” means (i) the Company’s 2011 Equity Incentive Plan, as amended and restated from time to time, (ii) the Company’s 2019 Equity Incentive Plan, as amended and restated from time to time, and (iii) the Company’s 2020 Inducement Plan, as amended and restated from time to time.

“Company ESPP” means the Company’s 2019 Employee Stock Purchase Plan, as amended from time to time.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Government Contract” means a Contract with any Governmental Entity, any prime contractor of a Governmental Entity in its capacity as a prime contractor or any subcontractor with respect to any such Contract.

“Company Leases” means Contracts pursuant to which the Company or the Company Subsidiary leases, subleases or occupies any real property that is material to the Company or the Company Subsidiary, in each case, other than Contracts for ordinary course arrangements at “shared workspace” or “coworking space” facilities that are not material.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, or results of operations of the Company and the Company Subsidiary, taken as a whole; provided, however, that no Effects resulting or arising from the following, whether alone or in combination, shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred: (a) any changes in United States, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (b) any changes in conditions in any industry or industries in which the Company and the Company Subsidiary operate; (c) any changes in general political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world, including with respect to the imposition of, or adjustments to, tariffs or other trade restrictions; (d) any changes in GAAP or the interpretation thereof; (e) any changes in applicable Law or the interpretation thereof; (f) any acts of terrorism or sabotage, cyberattack, war (whether or not declared), epidemics or pandemics, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any worsening of such conditions threatened or existing as of the date hereof; (g) any change in the market price, credit rating or trading volume of the Company’s common stock or other securities or any change affecting the ratings or the ratings outlook for the Company (it being understood that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); (h) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); (i) any changes to the extent arising out of or resulting from the announcement, execution, pendency or performance of this Agreement and the Transactions or the consummation of the Transactions, including (i) any claim, litigation or other Proceeding arising out of or resulting from the announcement, execution, pendency or performance of this Agreement or the Transactions, (ii) any change in customer, supplier, distributor, employee, financing source, stockholder, regulatory, partner or similar relationships of the Company or the Company Subsidiary resulting therefrom or (iii) any change that arises out of or relates to the identity of, or any facts or circumstances relating to, Parent or any of its affiliates (provided that this clause (i) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement or the pendency or consummation of the Mergers or to address the consequences of litigation); (j) any action taken (or not taken) by the Company and the Company Subsidiary that is required to be taken (or not taken) pursuant to this Agreement, or is consented to by Parent in writing; and (l) any matters disclosed in the Company Disclosure Letter and any Effect related thereto; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (f), if such Effect has had a disproportionate adverse effect on the Company or the Company Subsidiary relative to other entities operating in the industry or industries and geographies in which the Company and the Company Subsidiary operate, then such incremental disproportionate adverse effect of such Effect (and only such incremental disproportionate adverse effect) may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.

“Company Option” means each option to purchase Company Common Stock granted under any Company Equity Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time.

“Company Products” means any and all products and services that are or have been in the two (2) years prior to the date of this Agreement marketed, offered, sold, licensed, provided or distributed by the Company or the Company Subsidiary.

“Company PSU” means each restricted stock unit award relating to shares of Company Common Stock granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time that is not a Company RSU and which vests, in whole or in part, based on the achievement of performance-based conditions.

“Company Registered Intellectual Property” means all Owned Intellectual Property that consist of: (i) patents and patent applications, (ii) registered trademarks, service marks, trade dress, logos, slogans, brand names, trade names, corporate names or domain names, and applications therefor, (iii) copyright registrations and applications for copyright registration, and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by the Company or the Company Subsidiary with any state, government or other public authority.

“Company RSU” means each restricted stock unit award relating to shares of Company Common Stock granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time and subject solely to service-based vesting requirements.

“Company Subsidiary” means Personalis (UK) Ltd.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement, dated as of April 6, 2023, between Parent and the Company, as it may be amended.

“Contract” means any legally binding written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof.

“DOJ DSP Rule” means 28 CFR Part 202, “Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons,” including any amendments thereto and guidance provided thereunder.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Enterprise Act 2002” means the United Kingdom Enterprise Act 2002.

“Environmental Law” means any and all applicable Law which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Equity Award Value Per Share” means an amount equal to (a) the Exchange Ratio multiplied by (b) the Parent Stock Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the following (in each case rounded to the nearest four decimal places): (A) if the Parent Stock Price is an amount equal to or less than the Floor Price, then the Exchange Ratio shall be 0.3356; and (B) if the Parent Stock Price is an amount greater than the Floor Price, then the Exchange Ratio shall be equal to the quotient obtained by dividing $16.25 by the Parent Stock Price.

“Export Controls” means (a) all applicable export and reexport control Laws and regulations imposed, administered, or enforced by the U.S. government, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by OFAC and the International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations, and (b) all applicable export and reexport control and antiboycott Laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. Law.

“Floor Price” means $48.42.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, arbitral or administrative functions of or pertaining to government, including any court or arbitrator, (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Governmental Healthcare Programs” means all “federal healthcare programs” as defined by 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, Maternal and Child Health Service Block Grant, Children’s Health Insurance Program, Social Services Block Grant, and any other, similar or successor federal, state or local healthcare payment programs with or, sponsored in whole or in part by, any Governmental Entity.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“Healthcare Laws” means, to the extent applicable, all Laws pertaining to healthcare regulatory matters, including: Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395mmm (the Medicare statute), including the Ethics in Patient Referrals Act, as amended, 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-8 (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (the “Federal Anti-Kickback Statute”); the civil False Claims Act, 31 U.S.C. §§ 3729-3733 (the “Federal False Claims Act”); the criminal False Claims Act (18 U.S.C. § 287) and other criminal healthcare provisions (including 18 U.S.C. §§ 1035 and 1347, and 42 U.S.C. § 1320a-7b(a)); the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusions Law 42 U.S.C. § 1320a-7; the Physician Payments Sunshine Act, 42 U.S.C. Section 1320-7h; the Eliminating Kickbacks in Recovery Act, 18 U.S.C. § 220; HIPAA; the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. § 263a et seq.; and any other Laws related to Governmental Healthcare Programs or other Payors, fraud and abuse, the billing, coding or submission of documentation related to claims for reimbursement of health care services, items, or supplies, the provision of, or payment for, health care services, items, or supplies, financial or other interactions with health care providers, or any other aspect of providing health care, clinical laboratory or diagnostic products or services; and the regulations promulgated pursuant thereto, and any state, local and foreign equivalents thereof.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended by the Health Information Technology for Economic and Clinical Health Act, and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Import Restrictions” means (a) all applicable import Laws and regulations imposed, administered, or enforced by the U.S. government, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations, and (b) all applicable import Laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. Law.

“Indebtedness” means with respect to any Person, (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or other debt security; (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed; (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others; (e) all capital lease obligations and all synthetic lease obligations; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments; (g) all securitization transactions; (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the Ordinary Course of Business); (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances; and (j) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination).

“Information Privacy and Security Laws” means any applicable Law, rule, regulation or directive, including all binding guidance issued by any Governmental Entity thereunder, governing: (a) the privacy, protection, Processing, or security of Personal Data or (b) online behavioral advertising, website and mobile application tracking technologies, wiretapping, call or electronic monitoring or recording, any outbound calling and text messaging, and email marketing, artificial intelligence, and restrictions on access to Personal Data or other protected information (including the DOJ DSP Rule). Without limiting the foregoing, “Information Privacy and Security Laws” includes the following to the extent applicable to the Company or the Company Subsidiary: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, PCI DSS, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, state privacy and data security Laws, state social security number protection Laws, state data breach notification Laws, state consumer protection Laws, and other applicable data protection Laws of the jurisdictions in which the Company or the Company Subsidiary operates or which are otherwise applicable to their respective businesses.

“Intellectual Property” means any and all intellectual property or other proprietary rights, whether statutory, common law or otherwise, arising in any jurisdiction in the world, including all: (a) all United States and foreign patents and applications therefor; (b) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (c) trademarks, service marks, trade dress rights and similar designation of origin and rights therein; (d) all rights in mask works, and all mask work registrations and applications therefor; (e) rights in trade secrets and confidential information; (f) rights of attribution and integrity and other moral rights of an author; and (g) any other similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“In-the-Money Company Option” means each Company Option for which the applicable exercise price is less than the Equity Award Value Per Share.

“Knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the individuals set forth on Section 1.1(a) of the Parent Disclosure Letter with respect to Parent or the Merger Subs or (b) the individuals set forth on Section 1.1(a) of the Company Disclosure Letter with respect to the Company, in each case of the foregoing clause (a) and (b) after reasonable due inquiry of such individual’s direct reports with responsibility for the matter in question, if any.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment, ruling, decision, writ, or decree or other pronouncement of, or settlement agreement with, any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or comparable restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Lower Floor Price” means $46.00.

“Measurement Period” means, with respect to a Company PSU or portion thereof, the applicable period for which performance is measured for purposes of determining vesting based on the performance-based vesting requirements of such Company PSU or portion thereof.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA.

“Nasdaq” means, (i) when referring to the Company and the Company Common Stock, the Nasdaq Global Market and (ii) when referring to Parent and the shares of Parent Class A Common Stock, the Nasdaq Global Select Market.

“Ordinary Course of Business” means, in the case of each of the Company, Parent and the Merger Subs, such actions taken in the ordinary course of business consistent with past practice.

“Out-of-the-Money Company Option” means each Company Option that is not an In-the-Money Company Option.

“Owned Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or the Company Subsidiary.

“Parent Convertible Notes” means the $750.0 million in aggregate principal amount of 0.75% Convertible Senior Notes due 2030.

“Parent Equity Plans” means all employee and director equity incentive plans of Parent and agreements for equity awards in respect of Parent Class A Common Stock granted under the inducement grant exception.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the financial condition, business, or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following, whether alone or in combination, shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred: (a) any changes in United States, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (b) any changes in conditions in any industry or industries in which Parent and the Parent Subsidiaries operate; (c) any changes in general political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world, including with respect to the imposition of, or adjustments to, tariffs or other trade restrictions; (d) any changes in GAAP or the interpretation thereof; (e) any changes in applicable Law or the interpretation thereof; (f) any acts of terrorism or sabotage, cyberattack, war (whether or not declared), epidemics or pandemics, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any worsening of such conditions threatened or existing as of the date hereof; (g) any change in the market price, credit rating or trading volume of the Parent Class A Common Stock or other securities or any change affecting the ratings or the ratings outlook for Parent (it being understood that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account); (h) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account); (i) any changes to the extent arising out of or resulting from the announcement, execution, pendency or performance of this Agreement and the Transactions or the consummation of the Transactions, including (i) any claim, litigation or other Proceeding arising out of or resulting from the announcement, execution, pendency or performance of this Agreement or the Transactions, (ii) any change in customer, supplier, distributor, employee, financing source, stockholder, regulatory, partner or similar relationships of Parent or the Parent Subsidiaries resulting therefrom or (iii) any change that arises out of or relates to the identity of, or any facts or circumstances relating to, the Company or any of its affiliates (provided that this clause (i) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement or the pendency or consummation of the Mergers or to address the consequences of litigation); (j) any action taken (or not taken) by Parent that is required to be taken (or not taken) pursuant to this Agreement, or is consented to by the Company in writing; and (k) any matters disclosed in the Parent Disclosure Letter and any Effect related thereto; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (f), if such Effect has had a disproportionate adverse effect on Parent and the Parent Subsidiaries relative to other entities operating in the industry or industries and geographies in which Parent and the Parent Subsidiaries’ operate, then such incremental disproportionate adverse effect of such Effect (and only such incremental disproportionate adverse effect) may be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred.

“Parent Stock Price” means the volume-weighted average price (VWAP), rounded to the nearest four decimal places, of Parent Class A Common Stock on Nasdaq as reported by Bloomberg L.P. on the VWAP function for the ticker “TEM” for the fifteen (15) consecutive preceding trading days prior to, but not including, the last trading day prior to the Closing Date, calculated from market open on the first day of the measurement period to market close on the last day of the measurement period; provided, however, that in the event Parent enters into a definitive agreement providing for, or consummates, a Parent Transaction prior to Closing, the Parent Stock Price shall be equal to the amount of cash and the fair market value of any securities or other non-cash consideration (which shall be calculated based upon (a) in the case of publicly traded securities, the volume-weighted average price (VWAP), rounded to the nearest four decimal places, of such publicly traded securities for the fifteen (15) consecutive preceding trading days prior to, but not including, the last trading day prior to public announcement of such Parent Transaction and (b) in the case of other securities or non-cash consideration, the fair market value thereof, as mutually agreed in good faith by Parent and the Company, as of the day prior to public announcement of such Parent Transaction), in the aggregate, payable per share of Parent Class A Common Stock as set forth in the definitive agreement for such Parent Transaction.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Transaction” means any transaction or series of related transactions, that results in any (A) acquisition or exclusive license of assets of Parent equal to more than 50% of the fair market value of Parent’s consolidated assets or to which more than 50% of Parent’s consolidated revenues or earnings are attributable, (B) issuance or acquisition of more than 50% of the outstanding shares of capital stock of Parent (on an as converted to common basis), (C) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning more than 50% of the outstanding shares of capital stock of Parent (on an as converted to common basis) or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent that if consummated would result in any Person or group beneficially owning more than 50% of the outstanding shares of capital stock of Parent (on an as converted to common basis) or more than 50% of the aggregate voting power of Parent, the surviving entity or the resulting direct or indirect parent of Parent or the surviving entity.

“Payor” means any governmental, commercial or private payor or program, including any private insurance payor or program, health care service plan, health insurance company, health maintenance organization, self-insured employer, Governmental Healthcare Program or other third-party payor, federal, state or local healthcare reimbursement or governmental programs in which the Company or the Company Subsidiary is enrolled or participates.

“Per Share Cash Consideration” means $16.25.

“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due or that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established and maintained in accordance with GAAP; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising by operation of Law in the ordinary course of business for amounts not yet delinquent; (iii) is specifically disclosed on the most recent consolidated balance sheet of the Company or the notes thereto included in the Company SEC Documents as of the date hereof; (iv) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements; (v) which is imposed on the underlying fee interest in real property subject to a real property lease; (vi) that arises as a result of a non-exclusive license or other non-exclusive grant of rights under Intellectual Property in the Ordinary Course of Business; (vii) that arises from pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, in each case in the Ordinary Course of Business; (viii) which is an immaterial defect, imperfection or irregularity in title, charge, easement, covenant and right of way of record or zoning, building and other similar restriction, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or the Company Subsidiary; (ix) is a pledge or deposit to secure performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature that, in each case, is not material; and (x) that has arisen in the Ordinary Course of Business and does not adversely affect the value, ownership, use or operation of the property subject thereto.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any and all information that can reasonably be used to identify an individual natural person or that otherwise constitutes “personal data,” “personally identifiable information,” or “personal information,” “protected health information,” “consumer health data,” or similar term as defined by any Information Privacy and Security Laws.

“Proceedings” means all actions, suits, claims, charges, hearings, arbitrations, litigations, mediations, audits, investigations, inquiries, civil investigative demands, examinations or other similar proceedings, in each case, by, before or otherwise involving any Governmental Entity.

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on information, including Personal Data, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such information.

“Representatives” means, when used with respect to any Person, its affiliates, and the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its affiliates.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Data and/or confidential information, or access to or compromise of the Company’s information technology systems; or (ii) occurrence that otherwise constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code, object code or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (d) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer Software and code, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide written Acquisition Proposal providing for a transaction or series of related transactions that the Company Board (or committee thereof) determines in its good faith judgment (a) is reasonably capable of being completed, taking into account all legal, regulatory and financing aspects of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant and (b) if consummated, would result in a transaction more favorable to the Company Stockholders from a financial point of view than the Mergers and the other Transactions; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “80%.”.

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium,” “supermajority,” “affiliate transaction” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all U.S. federal, state, and local and non-U.S. taxes and assessments, levies, duties, tariffs, imposts and other similar charges and fees, in each case, in the nature of a tax, including income (whether on or based upon net income, gross income, earnings or profits, or otherwise), franchise, excess, windfall or other profits, inventory, gross receipts, capital gain, net proceeds, property, sales, use, business, net worth, goods and services, capital stock, wealth, welfare, license, fuel, natural resources, production, severance, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, occupancy, gift, estate, recording, non-resident, withholding, ad valorem, stamp, transfer, value added, occupation, premium, environmental, disability, real property, personal property, registration, alternative or add-on minimum, base erosion minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return (including any information return), certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

2. Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Acceptable Confidentiality Agreement	Section 5.3(a)

Adjusted Option	Section 2.4(a)

Adjusted RSU	Section 2.4(b)

Adjusted PSU	Section 2.4(c)

Agreement	Preamble

Alternative Counsel	Section 7.3(d)

Base Amount	Section 6.4(c)

Book-Entry Shares	Section 2.1(a)

Cancelled Shares	Section 2.1(b)

Cash Consideration	Section 2.1(a)(i)

Cash Share Number	Section 2.9

Centerview	Section 3.23

Certificates	Section 2.1(a)

Certificates of Second Merger	Section 1.4(b)

Closing	Section 1.3

Closing Date	Section 1.3

Closing Date Parent Trading Price	Section 2.9

CMA	Section 6.2(b)

CMS	Section 3.9(h)

Code	Recitals

COI Requirement	Section 2.9

Company	Preamble

Company Acquisition Agreement	Section 5.3(b)

Company Adverse Change Recommendation	Section 5.4(a)

Company Advisor	Section 3.26(a)

Company Benefit Plan	Section 3.10(a)

Company Board	Recitals

Company Board Recommendation	Recitals

Company Capitalization Date	Section 3.2(a)

Company Common Stock	Recitals

Company Counsel	Section 5.5(a)(ii)

Company Disclosure Letter	Article III

Company Permits	Section 3.9(b)

Company Preferred Stock	Section 3.2(a)

Company Related Parties	Section 8.3(b)

Company SEC Documents	Section 3.5(a)

Company Stockholder Approval	Section 3.3(b)

Company Stockholders	Recitals

Company Stockholders Meeting	Section 5.5(b)

Company Tax Representation Letter	Section 6.12(a)

Continuing Employees	Section 6.13(a)

Current ESPP Offering Periods	Section 2.4(d)

Data Partners	Section 3.15(a)

Delaware Certificate of Second Merger	Section 1.4(b)

Determination Notice	Section 5.4(b)(i)

DGCL	Recitals

Dissenting Shares	Section 2.8

Effective Time	Section 1.4(a)

Eligible Shares	Section 2.1(a)

Enforceability Limitations	Section 3.3(c)

Exchange Agent	Section 2.3(a)

Exchange Fund	Section 2.3(a)

FDA	Section 3.9(h)

FDA Laws	Section 3.9(h)

First Certificate of Merger	Section 1.4(a)

First Merger	Recitals

First Surviving Corporation	Section 1.1(a)

Form S-4	Section 3.4(a)

Fractional Share Consideration	Section 2.1(a)

fraud	Section 8.2(a)

GAAP	Section 3.5(b)

Government Contract Bid	Section 3.18(c)

Indemnified Parties	Section 6.4(a)

Intended Tax Treatment	Recitals

Interim Period	Section 5.1

LDT Laws	Section 3.9(h)

Letter of Transmittal	Section 2.3(b)(i)

Match Period	Section 5.4(b)(i)

Material Contract	Section 3.18(a)

Material Customer	Section 3.20(a)

Material Supplier	Section 3.20(b)

Merger Consideration	Section 2.1(a)

Merger Sub I	Preamble

Merger Sub II	Preamble

Merger Subs	Preamble

Merger Subs Stockholder Consents	Section 4.3(a)

Mergers	Recitals

Net Option Share	Section 2.4(a)(i)

Nevada Articles of Second Merger	Section 1.4(b)

New Plans	Section 6.13(b)

NRS	Recitals

OFAC	Section 3.9(e)

OIG	Section 3.17(b)

Old Plan	Section 6.13(b)

Open Source Materials	Section 3.14(h)

Outside Date	Section 8.1(d)

Parent	Preamble

Parent Capitalization Date	Section 4.2(a)

Parent Cash Election	Section 2.9

Parent Class A Common Stock	Section 2.1(a)

Parent Class B Common Stock	Section 4.2(a)

Parent Counsel	Section 5.5(a)

Parent Disclosure Letter	Article IV

Parent Governing Documents	Section 4.1

Parent Permits	Section 4.9(b)

Parent Preferred Stock	Section 4.2(a)

Parent Related Parties	Section 8.3(a)

Parent SEC Documents	Section 4.5(a)

Parent Tax Representation Letter	Section 6.12(a)

Parties	Preamble

Party	Preamble

Plans and Reports	Section 6.2(a)

Post-Closing Distributions	Section 2.3(f)

Privacy and Information Security Requirements	Section 3.15(a)

Product Regulatory Laws	Section 3.9(h)

Product Regulatory Permits	Section 3.9(j)

Proxy Statement/Prospectus	Section 3.22

Regulatory Conditions	Section 7.1(e)

Reorg Threshold	Section 2.9

Restricted Parties	Section 3.9(g)

Reverse Termination Fee	Section 8.3(b)

Sarbanes-Oxley Act	Section 3.5(a)

Schedule 13e-3	Section 5.5(a)

Second Effective Time	Section 1.4(b)

Second Merger	Recitals

Stock Consideration	Section 2.1(a)(i)

Surviving Company	Section 1.1(b)

Tax Representation Letters	Section 6.12(b)

TD Cowen	Section 3.23

Termination Fee	Section 8.3(a)

Total Stockholder Consideration	Section 2.9

Transactions	Recitals

Voting Agreement	Recitals

willful breach	Section 8.2(a)